  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1998

                                                REGISTRATION NO. 333-43923
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                         BONE CARE INTERNATIONAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        WISCONSIN                    2830                    39-1527471
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)

                               ONE SCIENCE COURT
                           MADISON, WISCONSIN 53711

                              (608) 236-2500

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                         CHARLES W. BISHOP, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         BONE CARE INTERNATIONAL, INC.
                               ONE SCIENCE COURT
                           MADISON, WISCONSIN 53711

                              (608) 236-2500

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                 COPY TO:
                              JIM L. KAPUT, ESQ.
                                SIDLEY & AUSTIN
                           ONE FIRST NATIONAL PLAZA
                            CHICAGO, ILLINOIS 60603
                                (312) 853-7000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.^[_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 30, 1998

                             1,000,000 SHARES

                                   [BCI LOGO]

                         BONE CARE INTERNATIONAL, INC.

                                  COMMON STOCK

  All of the 1,000,000 shares (the "Shares") of Common Stock offered hereby are being sold on an any or all basis by Bone Care International, Inc. ("Bone Care" or the "Company") in a directed public offering by the Company. See "Plan of Distribution." The Company's Common Stock is traded on the Nasdaq National Market under the symbol "BCII." On June 29, 1998, the last reported sale price for the Common Stock was $8.75 per share. See "Price Range of Common Stock."

  THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN PURCHASING SHARES OF THE COMMON STOCK OFFERED HEREBY. THERE CAN BE NO ASSURANCE THAT THE COMPANY WILL SELL ANY OR ALL OF THE SHARES.

                                 ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                            Price to Proceeds to
                                                             Public  Company (1)
--------------------------------------------------------------------------------
Per Share..................................................   $          $
Total...................................................... $          $
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) Before deducting expenses payable by the Company estimated at $350,000.


  It is expected that delivery of the certificates representing Shares will be
made against payment therefor in Chicago, Illinois, on or about July   , 1998.

                                 ------------

                               July   , 1998

    [GRAPHIC ILLUSTRATION OF PRODUCTS AT VARIOUS STAGES OF DEVELOPMENT]

  The Company's name and logo are a tradename and trademark of the Company, respectively. This Prospectus also includes trademarks of companies other than the Company.

  The Company is a Wisconsin corporation with its principal executive offices located at One Science Court, Madison, Wisconsin 53711. Its telephone number is
(608) 236-2500.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus gives effect to the 2-for-1 split of the Company's outstanding Common Stock effected on November 14, 1997. Unless otherwise noted or the context otherwise requires, references herein to years refer to calendar years. References herein to fiscal years refer to the Company's June 30 fiscal year end. Except for the historical information contained herein, the discussion in this Prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.

                                  THE COMPANY

  Bone Care International, Inc. ("Bone Care" or the "Company") is a leader in the discovery and development of improved vitamin D-hormone ("D-hormone") therapies. D-hormones have a key role in secondary hyperparathyroidism leading to metabolic bone diseases in several patient populations, including end stage renal disease ("ESRD"), pre-dialysis and osteoporosis patients. D-hormones also have a role in certain hyperproliferative diseases, including prostate, breast and colon cancers, and psoriasis. In March 1998, the Company filed a New Drug Application ("NDA") with the United States Food and Drug Administration ("FDA") for an oral formulation of its lead product candidate, one-alpha D/2/, a synthetic D-hormone analog for the treatment of secondary hyperparathyroidism associated with ESRD. The Company filed the NDA based primarily on the results of two pivotal Phase 3 trials which were completed in August 1997 and involved 138 patients at 17 study centers in the United States. In these trials, oral one-alpha D/2/ effectively controlled moderate to severe secondary hyperparathyroidism with no clinically meaningful side effects in ESRD patients undergoing hemodialysis.

  In February 1998, the Company completed two pivotal Phase 3 trials for an intravenous formulation of one-alpha D/2/ for the treatment of secondary hyperparathyroidism associated with ESRD. Preliminary data from these trials are consistent with the results obtained from the completed Phase 3 trials for oral one-alpha D/2/. The Company intends to seek regulatory approval from the FDA for intravenous one-alpha D/2/. The Company is currently recruiting and enrolling patients for pivotal Phase 3 trials of oral one-alpha D/2/ for the treatment of secondary hyperparathyroidism in pre-dialysis patients. The Company is also planning to conduct Phase 2 trials for the use of oral one-alpha D/2/ for the treatment of osteoporosis associated with secondary hyperparathyroidism.

  Secondary hyperparathyroidism is a chronic disease where the parathyroid glands secrete excessive quantities of parathyroid hormone ("PTH") in response to reduced kidney function or kidney failure. Secondary hyperparathyroidism, if left untreated, leads to debilitating metabolic bone diseases, including osteoporosis, osteomalacia, rickets and renal osteodystrophy, as well as increased risk of fractures and severe bone pain. Moderate to severe secondary hyperparathyroidism is associated with advanced renal insufficiency and ESRD found in pre-dialysis and dialysis patients. Mild secondary hyperparathyroidism is associated with modest reductions in renal function often found in osteoporosis patients. According to the United States Health Care Financing Administration ("HCFA"), in 1996, there were approximately 214,000 ESRD patients in the United States. In addition, based on published reports, the Company estimates that in the United States in 1997 there were at least 600,000 pre-dialysis patients and at least 2,000,000 patients with osteoporosis associated with secondary hyperparathyroidism.

  Based on the role of D-hormones in controlling cellular growth and differentiation, the Company is also developing D-hormone therapies to treat certain hyperproliferative diseases. The Company is currently conducting a Phase 1 trial of oral one-alpha D/2/ to treat terminal prostate cancer. The Company is also investigating the use of other D-hormones and analogs for the treatment of prostate, breast and colon cancers, and psoriasis.

  Although currently marketed D-hormone therapies have demonstrated efficacy in treating secondary hyperparathyroidism and certain hyperproliferative diseases, the systemic (oral or intravenous) administration of those products frequently produces toxic side effects at doses required for therapeutic effect. As a result, the widespread and effective use of systemic D-hormone therapies has been limited. Through the Company's collaborations with D-hormone research institutions, as well as the Company's internal research and development efforts, the Company has developed substantial expertise in the area of D-hormone chemistry. The Company has leveraged that expertise to develop a portfolio of D-hormones and analogs which the Company believes possess improved safety and efficacy profiles compared to existing D-hormone therapies.

                                  THE OFFERING

Common Stock offered by the         1,000,000 shares
 Company...........................
Common Stock to be outstanding      9,808,956 shares(1)
 after the offering................
Use of proceeds.................... For research and development activities, commercialization activities, working
                                    capital and general corporate purposes. See
                                    "Use of Proceeds."
Nasdaq National Market symbol...... BCII

--------

(1) Based on 8,808,956 shares of Common Stock outstanding as of June 30, 1998. Excludes as of June 30, 1998: (i) 527,778 shares of Common Stock issuable upon the exercise of outstanding options to purchase shares of Common Stock at a weighted average exercise price of $3.84 per share and (ii) 497,150 shares of Common Stock reserved for future grants under the Company's 1996 Stock Option Plan (the "1996 Plan"). See "Management--Stock Option Plans" and "Description of Capital Stock."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     NINE MONTHS
                                                                        ENDED
                                 YEAR ENDED JUNE 30,                  MARCH 31,
                         ----------------------------------------  ----------------
                          1993    1994    1995    1996     1997     1997     1998
                         ------  ------  ------  -------  -------  -------  -------
                                                                     (UNAUDITED)
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA:
 Revenues............... $  826  $  --   $   15  $    19  $    39  $    39  $   --
 Operating expenses:
  Cost of sales.........    158     --      --        12       38       38      --
  Research and
   development..........    426     329     535    1,158    2,885    1,993    3,062
  General and
   administrative.......    226     165     172      197      439      313      588
                         ------  ------  ------  -------  -------  -------  -------
    Total operating
     expenses...........    810     494     707    1,367    3,362    2,344    3,650
                         ------  ------  ------  -------  -------  -------  -------
 Income (loss) from
  operations............     16    (494)   (692)  (1,348)  (3,323)  (2,305)  (3,650)
 Other income (expense),
  net...................     22       9      (7)      90      529      408      285
 Income tax expense.....    (38)    --      --       --       --       --       --
                         ------  ------  ------  -------  -------  -------  -------
 Net loss............... $  --   $ (485) $ (699) $(1,258) $(2,794) $(1,897) $(3,365)
                         ======  ======  ======  =======  =======  =======  =======
 Net loss per common
  share(1).............. $  --   $(0.29) $(0.41) $ (0.26) $ (0.32) $ (0.22) $ (0.39)
                         ======  ======  ======  =======  =======  =======  =======
 Weighted average common
  shares outstanding(1).  1,698   1,698   1,698    4,894    8,713    8,710    8,735
                         ======  ======  ======  =======  =======  =======  =======

                            MARCH  31, 1998
                         ----------------------
                         ACTUAL  AS ADJUSTED(2)
                         ------  --------------
                              (UNAUDITED)
CONSOLIDATED BALANCE
 SHEET DATA:
 Cash and cash
  equivalents..........  $5,009     $13,409
 Working capital.......   4,297      12,697
 Total assets..........   6,971      15,371
 Total long-term
  liabilities..........     --          --
 Accumulated deficit...  (8,895)     (8,895)
 Total shareholders'
  equity...............   6,174      14,574

--------

(1) See Note 1 to Notes to Consolidated Financial Statements for an explanation of the computation of net loss per common share.

(2) Adjusted to give effect to the receipt of the net proceeds from the assumed sale of the maximum number of Shares at an assumed public offering price of $8.75 per share. See "Use of Proceeds."

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. Accordingly, prospective investors should consider carefully the following factors, together with the other information contained in this Prospectus, in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risk and uncertainty. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and other factors discussed elsewhere in this Prospectus. See "Special Note Regarding Forward-Looking Statements."

EARLY STAGE OF DEVELOPMENT

  The Company is at an early stage of development and currently has no revenues from product sales. The Company does not have regulatory approval from the FDA or foreign regulatory authorities to market any product. All of the Company's product candidates, other than one-alpha D/2/ for the treatment of secondary hyperparathyroidism associated with ESRD, are at an early stage of development and will require extensive research and development and preclinical and clinical testing prior to commercialization. In addition, each of the Company's product candidates are and will be subject to an extensive, time consuming and costly regulatory approval or clearance process prior to commercialization. There can be no assurance that any such product candidates will prove safe and efficacious in clinical trials or that any clinical trials will be completed on schedule, or at all. Furthermore, there can be no assurance that the Company will obtain required regulatory approvals or clearance for any of its product candidates, that the Company's product candidates will be capable of being produced in commercial quantities at reasonable cost or that any of the Company's products, if introduced, will achieve market acceptance. Any failure of the Company to demonstrate safety, achieve clinical efficacy, obtain regulatory approvals or successfully manufacture or commercialize its products would have a material adverse effect on the business, financial condition and results of operations of the Company.

DEPENDENCE ON ONE-ALPHA D/2/

  The Company is dependent on its ability to obtain regulatory approval of one-alpha D/2/ for the treatment of secondary hyperparathyroidism associated with ESRD in order to generate operating revenue while it continues its research and development and regulatory approval processes for the potential uses of one-alpha D/2/ for other indications and other product candidates. Although the Company has completed its Phase 3 clinical trials for oral one-alpha D/2/ for patients with secondary hyperparathyroidism associated with ESRD and has filed an NDA with the FDA for oral one-alpha D/2/ as a treatment for secondary hyperparathyroidism associated with ESRD, there can be no assurance that the NDA will be approved, or that further clinical trials will not be needed or that any such clinical trials will lead to marketing approval by the FDA. In addition, there can be no assurance as to the outcome or timing of the FDA's review of the Company's NDA submission. In addition, there can be no assurance that one-alpha D/2/ for the treatment of secondary hyperparathyroidism, if approved by the FDA, will achieve market acceptance. See "Business--Government Regulation."

  Furthermore, there can be no assurance that the Company will be successful in its efforts to develop one-alpha D/2/ for other indications. Any additional product candidates will require significant research and development, preclinical and clinical testing, regulatory approval and commitment of resources prior to commercialization. If one-alpha D/2/ is not successfully manufactured or marketed, the Company may not have the financial resources to continue research and development of other product candidates. The failure to successfully develop, manufacture or market one-alpha D/2/ would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, technological developments may result in one-alpha D/2/ becoming obsolete or non-competitive before the Company is able to recover any portion of the research and development and other expenses it has incurred to clinically test and commercialize one-alpha D/2/. Any such development could have a material adverse effect on the business, financial condition and results of operations of the Company.

HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

  Since its inception, the Company has been engaged in research and development activities, has generated minimal revenues from operations and has incurred significant operating losses. At March 31, 1998, the Company had an accumulated deficit of approximately $8.9 million. Such losses have resulted principally from costs incurred in research and development, preclinical and clinical activities and from general and administrative costs associated with the Company's operations. The Company expects that operating losses will continue and increase for the foreseeable future as its research and development, preclinical, clinical and marketing activities expand. The Company's ability to achieve profitability will depend in part on its ability to obtain regulatory approvals for its product candidates and successfully manufacture and market any approved products either by itself or in collaboration with third parties. There can be no assurance as to when the Company will achieve profitability, or that profitability, if achieved, will be sustained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

  The laboratory testing, preclinical testing and clinical trials of all new drugs developed by the Company, and the manufacturing, labeling, storage, sale, distribution, export or import, marketing, advertising and promotion of any new products resulting therefrom, are subject to extensive and rigorous regulation by federal, state and local governmental authorities in the United States, the principal one of which is the FDA, and by similar agencies in other countries. Any new drug product developed by the Company must receive all relevant regulatory approvals before it may be marketed in a particular country. In the United States, the FDA regulatory process, which includes extensive preclinical studies and clinical trials of each product in order to establish its safety and efficacy, is uncertain, can take many years and requires the expenditure of substantial resources. Data obtained from preclinical studies and clinical trials are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. In addition, delays or data rejections may be encountered based upon changes in regulatory policy during the period of product development and/or the period of review of any application for regulatory approval of a new drug. Delays in obtaining regulatory approvals would adversely affect the marketing of any products developed by the Company, impose significant additional costs on the Company, diminish any competitive advantages that the Company may attain and adversely affect the Company's ability to generate revenues and profits. There can be no assurance that, even after such time and expenditures, any required regulatory approvals will be obtained for any new drug developed by the Company, and failure to obtain such approvals could have a material adverse effect on the Company's business, financial condition and results of operations.

  FDA regulatory approval, if granted, may entail limitations on the indicated uses for which a new drug may be marketed that could limit the potential market for such a product, and new drug approval, once granted, may be withdrawn from a product for failure to comply with applicable post-approval regulatory requirements, or if safety or other problems occur after initial marketing. Manufacturers of approved new drug products must comply with detailed regulations governing, among other things, labeling, advertising and current Good Manufacturing Practices ("GMP"), requiring establishment of quality control and quality assurance procedures and maintenance of corresponding records. Manufacturing facilities are subject to inspection by the FDA, including unannounced inspection. There can be no assurance that the Company or its suppliers will be able to comply with applicable GMP regulations. Failure to comply with applicable regulatory requirements can result in, among other things, withdrawal of marketing approval, warning letters, injunctions, recall or seizure of products, total or partial suspension of production, FDA refusal to approve pending NDAs or supplements to approved NDAs, refusal to permit products to be imported or exported, refusal to allow the Company to enter into government supply contracts or criminal prosecution.

  The Company is also subject to numerous federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals, the environment and the use and disposal of hazardous substances used in connection with the Company's discovery, research and development work, including radioactive compounds and infectious disease agents. In addition, the Company cannot predict the extent of government regulations or the impact of new governmental regulations which might have an adverse effect on the discovery, development, production and marketing of the Company's products, and there can be no assurance that the Company will not be required to incur significant costs to comply with current or future laws or regulations or that the Company will not be adversely affected by the cost of such compliance. See "Business--Government Regulation."

UNCERTAINTY OF PATENT POSITIONS AND PROPRIETARY RIGHTS

  The patent positions of pharmaceutical companies are often uncertain and involve complex legal and factual questions, and the breadth of claims allowed in pharmaceutical patents cannot be predicted. In addition, there is a substantial backlog of pharmaceutical patent applications at the U.S. Patent and Trademark Office (the "PTO") that may delay the review and the potential issuance of patents. The Company's success will depend to a significant degree on its ability to obtain patents and licenses to patent rights, to maintain trade secrets and to operate without infringing on the proprietary rights of others, both in the United States and in other countries.

  To date, the Company has filed a number of patent applications in the United States and other countries. The Company's issued patents and pending patent applications relating to one-alpha D/2/ are methods-of-use patents which cover only the use of certain compounds to treat specified conditions, rather than composition-of-matter patents which would cover the chemical composition of the active ingredient. The Company intends to continue to file applications as appropriate for patents covering its products, uses and processes. There can be no assurance that patents will issue from any of these applications, or that competitors will not successfully challenge the Company's patents, if issued, on the basis of validity and/or enforceability or circumvent, attack or design around the Company's patent position. The failure of patents to issue on pending applications or the finding of invalidity and/or unenforceability of one of the Company's patents could result in increased competition and could have a material adverse effect on the Company's business, financial condition and results of operations.

  Patent applications in the United States are maintained in secrecy until a patent issues, and the Company cannot be certain that others have not filed patent applications for compounds, uses or processes covered by the Company's pending applications or that the Company was first to invent or discover the compound, use or process that is the subject of such patent applications. Competitors may have filed applications for, or may have received patents and may obtain additional patents and proprietary rights relating to, compounds, uses or processes that block or compete with those of the Company. The Company is aware of a significant number of patent applications filed by and patents issued to third parties relating to D-hormones. Should any of its competitors have filed patent applications in the United States that claim compounds, uses or processes also claimed by the Company, the Company may have to participate in interference proceedings declared by the PTO in order to determine priority of invention and, thus, the right to a patent for the compounds, uses or processes in the United States, all of which could result in substantial cost to the Company even if the outcome is favorable. In addition, litigation, which could result in substantial cost to the Company, may be necessary to enforce any patents issued to the Company or to determine the scope and validity of the proprietary rights of third parties. There can be no assurance that any patents issued to the Company or to licensors from whom the Company has licensed rights will not be challenged, invalidated, found unenforceable or circumvented, or that the rights granted thereunder will provide proprietary protection or commercial advantage to the Company.

  The commercial success of the Company depends significantly on its ability to operate without infringing upon the patents and other proprietary rights of third parties. There can be no assurance that the Company's compounds, uses or processes do not and will not infringe upon the patents or other proprietary rights of third parties. In the event of such infringement, the Company may be enjoined from pursuing research, development or commercialization of its products or may be required to obtain licenses to these patents or other proprietary rights or to design around such patents. There can be no assurance that the Company will be able to obtain any required license on commercially reasonable terms, if at all. If such licenses are not obtained and the Company is unable to design around such patents, the Company may be delayed or prevented from pursuing the development of certain of its product candidates which could have a material adverse effect on the business, financial condition and results of operations of the Company.

  The Company also relies on proprietary information and trade secrets. There can be no assurance that third parties will not independently develop equivalent proprietary information or techniques, will not gain access to the Company's trade secrets or disclose such trade secrets to the public, or that the Company can maintain and protect unpatented proprietary information. The Company requires its employees, consultants and advisors to execute confidentiality agreements upon commencement of employment or consulting relationships with the Company. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for the Company's proprietary information in the event of unauthorized use or disclosure of such information, that the parties to such agreements will not breach such agreements or that the Company's trade secrets will not otherwise become known or be discovered independently by its competitors. See "Business--Patents and Proprietary Technology."

UNCERTAINTY RELATED TO PRICING AND REIMBURSEMENT OF PRODUCTS

  In both domestic and foreign markets, sales of the Company's products, if any, will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers, health maintenance organizations, pharmacy benefit management companies and other organizations. Both the federal and state governments in the United States and foreign governments continue to propose and pass legislation designed to contain or reduce the cost of health care, and regulations affecting the pricing of pharmaceuticals and other medical products and services may change or be adopted before any of the Company's product candidates are approved for marketing. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products including pharmaceuticals. There can be no assurance that the Company's products, if any, will be considered cost-effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize a return on its investment.

  The initial indication for one-alpha D/2/ is for secondary hyperparathyroidism associated with ESRD. The Company believes the majority of ESRD patients in the United States are covered for reimbursement of health care costs through Medicare and Medicaid, both of which are administered by HCFA. The current reimbursement policy of HCFA is to provide reimbursement for intravenously administered drugs but not orally administered drugs. As a result, intravenous D-hormones are currently favored by dialysis centers, because under a fee-for-service reimbursement arrangement, they are reimbursed by Medicare and Medicaid. The Company believes, however, that as the current trend to replace fee-for-service reimbursement plans with capitated reimbursement plans continues, dialysis centers will increasingly favor orally delivered D-hormones because of their lower cost. The Company's strategy to develop an oral formulation of one-alpha D/2/ for treatment of secondary hyperparathyroidism associated with ESRD before an intravenous formulation is based on this assumption regarding trends in health care reimbursement. There can be no assurance that the Company's assumptions are correct regarding capitated reimbursement or regarding the timing of any change to a capitated environment. In the event that fee-for-service reimbursement remains the predominant model for dialysis centers, sales of oral one-alpha D/2/, assuming regulatory approvals are received, could be materially adversely affected. The ability of the Company to obtain third-party reimbursement for use of one-alpha D/2/ would be dependent on the successful development of, receipt of regulatory approval for, and commercialization of, an intravenous formulation. See "Business--Products Under Development" and "--Pharmaceutical Pricing and Reimbursement."

SIGNIFICANT COMPETITION; COMPETITION FROM NEW TECHNOLOGIES

  Competition in the pharmaceutical and biotechnology industries is intense. The Company faces competition from a variety of sources and believes that several pharmaceutical and biotechnology companies are focused on the development of D-hormone therapies, particularly as they relate to treatment of secondary hyperparathyroidism and hyperproliferative diseases. The Company also competes with other large pharmaceutical companies that produce D-hormones and analogs for marketing in international marketplaces where alternative treatments have been approved. Several companies also compete indirectly with the Company for the same indications utilizing different therapeutic approaches. Many of the Company's existing or potential competitors have substantially greater financial, research and development, marketing and human resources than the Company and are better equipped to develop, manufacture and market products. Other companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and established biotechnology companies. Several of these competitors have products that have been approved or are in development and operate large, well-funded research and development programs. The Company also faces intense competition from other companies for marketing, distribution and collaborative development agreements, for establishing relationships with academic and research institutions, and for licenses to proprietary technology. In addition, academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for discovery, research, clinical development and marketing of products similar to those of the Company. These companies and institutions compete with the Company in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to the Company's programs.

  Companies that complete clinical trials, obtain required regulatory approvals and commence commercial sales of their products before their competitors may achieve a significant competitive advantage. Accordingly, the relative speed with which the Company can develop products, complete preclinical testing and clinical trials and regulatory approval processes, and supply commercial quantities of products to the market are expected to be important competitive factors. A number of pharmaceutical and biotechnology companies are developing new products for the treatment of the same diseases being targeted by the Company. Abbott Laboratories markets intravenous calcitriol (Calcijex(R)) and Hoffmann-LaRoche, Inc. markets oral calcitriol (Rocaltrol(R)). Both drugs are approved for the treatment of secondary hyperparathyroidism associated with ESRD in the United States and certain European countries. A number of companies market oral alfacalcidol, a synthetic analog of calcitriol, in Europe under various trade names. Abbott Laboratories received marketing approval from the FDA in April 1998 for paracalcitol (Zemplar(R)), an intravenous formulation of an improved second generation D-hormone analog for the treatment of secondary hyperparathyroidism associated with ESRD. This product is expected to compete with one-alpha D/2/. Other companies, including Amgen, Inc., Chugai Pharma Europe Ltd. and NPS Pharmaceuticals, Inc. are also developing new therapies for the treatment of secondary hyperparathyroidism associated with ESRD for the United States or European markets. In addition, Leo Pharmaceuticals is developing and marketing improved D-hormone therapies for the treatment of certain hyperproliferative diseases and is marketing alfacalcidol in Europe for the treatment of secondary hyperparathyroidism associated with ESRD and osteoporosis associated with secondary hyperparathyroidism.

  There can be no assurance that the Company's competitors will not develop more effective and/or affordable products, or achieve earlier patent protection or product commercialization than the Company or that such competitive products will not render the Company's products obsolete. See "Business--Competition."

DEPENDENCE ON LICENSED PATENTS; POTENTIAL NEED FOR ADDITIONAL PARTNERS OR COLLABORATORS

  The Company has licensed rights under several process patents for the manufacture of one-alpha D/2/ from the Wisconsin Alumni Research Foundation ("WARF"). WARF has agreed not to license to other parties the patents for the manufacture of one-alpha D/2/ for use or sale anywhere in the world as long as the license agreement is in effect, and, if one-alpha D/2/ is being sold in the United States, the Company pays the annual royalties. The United States Department of Agriculture ("USDA") holds certain rights to LR-103 under pending patent applications and has granted the Company a worldwide exclusive license to make, use and sell products covered under the rights held by the USDA. The license expires on the last to expire of the licensed patents. The license may be terminated by the USDA if these products are not brought by the Company to practical application with the benefits being made available to the public in the United States by April 7, 2002 or under certain other limited circumstances. The Company's strategy for the further research, development and commercialization of its product candidates and technologies may require the Company to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others, and the Company may therefore be dependent upon the subsequent success of these third parties in performing their responsibilities. There can be no assurance that the Company will be able to enter into collaborative, licensing or other arrangements that the Company deems necessary or appropriate to develop and commercialize its product candidates, or that any or all of the contemplated benefits from such collaborative, licensing or other arrangements will be realized. Certain collaborative, licensing or other arrangements that the Company may enter into in the future may place responsibility on the Company's collaborative partners for preclinical and clinical activities and for the preparation and submission of applications for regulatory approval for potential products. Should any collaborative partner fail to develop or commercialize successfully any product candidate to which it has rights, the business, financial condition and results of operations of the Company may be materially adversely affected. There can be no assurance that collaborators will not pursue alternative product candidates either on their own or in collaboration with others, including the Company's competitors, as a means for developing treatments for the diseases sought to be addressed by the Company's programs. See "Business--Patents and Proprietary Technology."

FUTURE CAPITAL NEEDS AND UNCERTAINTY OF ADDITIONAL FINANCING

  The Company will require substantial funds after the offering for its research and development programs, preclinical and clinical testing, operating expenses, regulatory processes and manufacturing and marketing programs. The Company's capital requirements will depend on numerous factors, including the progress of its research and development programs; the progress of preclinical and clinical testing; the time and cost involved in obtaining regulatory approvals; the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; competing technological and market developments; changes and developments in the Company's existing licensing relationships and the terms of any new collaborative, licensing, co-promotion or distribution arrangements that the Company may establish; the progress of commercialization and marketing activities; the cost of manufacturing preclinical and clinical products; and other factors not within the Company's control. The Company believes that the net proceeds of the offering, together with its available cash and cash equivalents, should be sufficient to fund its operations for at least the next ten months.

  The Company will need to raise substantial additional capital to fund its future operations. The Company may seek such additional funding through public or private financing or collaborative, licensing and other arrangements with partners. If additional funds are raised by issuing equity securities, further dilution to existing shareholders may result, and future investors may be granted rights superior to those of existing shareholders. There can be no assurance however, that additional financing will be available when needed or on acceptable terms. Insufficient funds may prevent the Company from implementing its business strategy or may require the Company to delay, scale back or eliminate certain of its research and development programs or to license to third parties rights to commercialize products that the Company would otherwise seek to develop itself. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

NO MANUFACTURING CAPABILITIES; DEPENDENCE ON SUPPLIERS

  The Company presently does not have the internal capability to manufacture pharmaceutical products, and the Company currently uses third parties to manufacture bulk drug compounds and formulate and package one-alpha D/2/. The Company's dependence upon third parties for the manufacture of its product candidates may adversely affect the Company's profit margins and its ability to develop and commercialize its product candidates on a timely and competitive basis. If the Company should encounter delays or difficulties with contract manufacturers in producing, packaging or distributing its products, market introduction and subsequent sales of such products would be adversely affected and the Company may have to seek alternative sources of supply. No assurance can be made that the Company will be able to enter into alternative supply arrangements on commercially acceptable terms, if at all. No assurance can be made that any manufacturers utilized by the Company will be able to provide the Company with sufficient quantities of its products or that any products supplied to the Company will meet the Company's specifications or delivery and other requirements. If for any reason the Company is unable to obtain sufficient quantities of any materials required to produce its products or the Company is unable to obtain or retain third-party manufacturers on commercially acceptable terms, it may not be able to commercialize its products as planned.

  Contract manufacturers that the Company may use must adhere to GMP regulations enforced by the FDA through its facilities inspection program. FDA certification of manufacturing facilities for compliance with GMP requirements is a prerequisite to approval of an NDA for the drug. These regulations require, among other things, that each manufacturer establish a quality assurance program by which it monitors the manufacturing process and maintains records evidencing compliance with FDA regulations and the manufacturer's specifications and procedures. Failure to comply with these requirements can result in, among other consequences, warning letters, withdrawal of marketing approvals, injunctions, recalls or seizures of products, total or partial suspension of production, FDA refusal to approve pending NDAs or supplements to approved NDAs, refusal to permit products to be imported or exported, refusal to allow the Company to enter into government supply contracts or criminal prosecution. The processes used by the Company's suppliers of bulk drug substance and products have been validated as being in compliance with GMP regulations.

  While the Company does not currently intend to manufacture any pharmaceutical products itself, it may choose to do so in the future. Should the Company decide to manufacture products itself, the Company would require substantial additional resources to build and scale-up manufacturing facilities. In addition, the Company would be subject to the regulatory requirements described above, would be subject to similar risks regarding delays or difficulties encountered in manufacturing any such pharmaceutical products and would require substantial additional capital. There can be no assurance that the Company will be able to manufacture any such products successfully or in a cost-effective manner. See "Business--Manufacturing."

LIMITED SALES AND MARKETING EXPERIENCE

  The Company currently has limited internal marketing and sales personnel. In order to market one-alpha D/2/ or any other products that it may develop, the Company will have to substantially increase its marketing staff and establish a sales force with technical expertise and develop distribution capability. Significant expenditures would be required in order for the Company to establish sales, marketing and distribution capabilities. Alternatively, the Company may rely on the marketing or co-marketing and sales capabilities of third party collaborators. To the extent the Company enters into marketing or distribution arrangements with others, any revenues the Company receives will depend on the efforts of third parties. There can be no assurance that any third party will devote sufficient resources to the Company's products or market the Company's products successfully. There can be no assurance that the Company will be able to establish internal sales and distribution capabilities or that it will be able to enter into marketing arrangements with third parties on acceptable terms, or at all, or that it will be successful in gaining market acceptance for any products that may be developed by the Company. The Company's failure to establish successful marketing and sales capabilities or enter into successful marketing arrangements with third parties would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Marketing and Distribution."

NO ASSURANCE OF MARKET ACCEPTANCE

  There can be no assurance that one-alpha D/2/, or any other product developed by the Company, will achieve market acceptance, when and if approved by the FDA or any other regulatory agency. The degree of market acceptance will depend upon a number of factors, including the receipt and timing of regulatory approvals and the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of the Company's products and their advantages over existing technologies and therapies. There can be no assurance that the Company will be able to manufacture and market successfully its products even if they perform successfully in clinical applications. Furthermore, there can be no assurance that physicians or the medical community in general will accept and utilize any products that may be developed by the Company.

PRODUCT LIABILITY

  The Company's business exposes it to potential liabilities inherent in testing, manufacturing and commercializing pharmaceuticals for human use. The Company does not have product liability insurance for clinical use or commercial sale of any of its potential products, and the Company does not intend to obtain such insurance until one-alpha D/2/ is commercialized. There can be no assurance that the Company will be able to obtain insurance coverage at acceptable costs, or at all, or that the Company will not experience losses due to product liability claims. A product liability claim, product recall or other claim or claims for uninsured liabilities or for amounts exceeding the limits of the Company's insurance could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Product Liability."

DEPENDENCE ON AND ATTRACTION AND RETENTION OF KEY PERSONNEL

  The Company is highly dependent upon its ability to attract and retain qualified scientific, technical and managerial personnel. The success of the Company will depend in large part on the continued services of its current President and Chief Executive Officer, Dr. Charles W. Bishop. The loss or interruption of his services could have a material adverse effect on the business, financial condition and results of operations of the Company. There is intense competition for qualified scientists, technicians and managerial personnel from numerous pharmaceutical companies, as well as from academic and government organizations, research institutions and other entities. There can be no assurance that the Company will be able to attract and retain such personnel on acceptable terms. Loss of the services of, or the failure to recruit, key scientific, technical and managerial personnel could have a material adverse effect on the Company's research and development programs. Furthermore, the Company's anticipated growth and expansion into areas and activities requiring additional expertise, such as marketing, will require the addition of new personnel. The failure to attract and retain such personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

CONTROL BY EXISTING SHAREHOLDERS; DEFENSIVE MEASURES; SHAREHOLDERS RIGHTS PLAN

  Upon completion of the offering and based on the number of shares outstanding at June 30, 1998, executive officers and directors of the Company will beneficially own (including shares of Common Stock issuable within 60
days of June 30, 1998 upon exercise of stock options) approximately     % of
the shares of Common Stock and, as a result, will have significant control over the Company. See "Principal Shareholders." This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company. In addition, the Company's Amended and Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), and By-Laws (the "By-Laws") and certain sections of the Wisconsin Business Corporation Law ("WBCL") may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which some shareholders may deem to be in their best interests). These provisions could delay or frustrate the removal of incumbent directors or the assumption of control by an acquiror, even if such removal or assumption of control would be beneficial to shareholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if such events would be beneficial to the interest of shareholders. Such provisions include, among other things, a classified Board of Directors serving staggered three-year terms and provisions in the WBCL which may discourage certain types of transactions involving an actual or potential change of control of the Company. The Company's Board of Directors also has the authority to issue up to 2,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the shareholders. The rights of the holders of Common Stock will be subject to, and may be materially adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. In addition, the Board of Directors has adopted a shareholders rights plan which may be deemed to have an anti-takeover effect and may discourage or prevent takeover attempts not first approved by the Board of Directors (including takeovers which certain shareholders may deem to be in their best interests). See "Description of Capital Stock."

POSSIBLE VOLATILITY OF STOCK PRICE

  The market price of the Common Stock has been, and is likely to be, highly volatile as frequently occurs with publicly traded biotechnology, biopharmaceutical and pharmaceutical companies. Factors such as the results of preclinical studies and clinical trials, announcements of technological innovations or new products by the Company or its competitors, government regulatory action affecting the Company's or its competitors' products in both the United States and foreign countries, developments or disputes concerning patent or proprietary rights, changes in reimbursement policies, development of relationships with collaborative partners, changes in the recommendation of securities analysts with respect to the Common Stock, and market conditions for biotechnology, biopharmaceutical or pharmaceutical companies in general, as well as period-to-period fluctuations in the Company's financial results may cause the market price of the Common Stock to fluctuate substantially. See "Price Range of Common Stock."

DILUTION; NO DIVIDENDS

  Upon completion of the offering, purchasers of the Shares will incur immediate and substantial dilution of $7.40 in the per share net tangible book value of their Common Stock. See "Dilution." The Company has never declared or paid cash dividends on its Common Stock and does not intend to declare or pay any cash dividends to its shareholders in the foreseeable future. See "Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the offering and based on the number of shares outstanding at June 30, 1998, the Company will have a total of 9,808,956 shares of Common Stock outstanding. Of these shares, 9,793,956 shares of Common Stock, including the Shares, will be freely tradeable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined under the Securities Act. The Company has obtained from all of the executive officers and directors and certain shareholders of the Company holding in the aggregate 3,359,956 shares of
Common Stock before the offering (          shares of Common Stock after the
offering) and exercisable options to purchase an aggregate of 100,846 shares of Common Stock, agreements not to directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, establish an open put equivalent position or otherwise dispose of any Common Stock or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock for a period of 90 days from the date of the final Prospectus. See "Plan of Distribution."

  As of June 30, 1998, options to purchase a total of 527,778 shares of Common Stock pursuant to the Company's stock option plans were outstanding at a weighted average exercise price of $3.84 per share, of which options to purchase 130,266 shares of Common Stock were then exercisable. An additional 497,150 shares of Common Stock were reserved for future option grants under the 1996 Plan. The Company has an effective registration statement on Form S-8 under the Securities Act registering shares of Common Stock subject to stock options granted under its stock option plans. See "Management--Stock Option Plans." Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the trading price of the Common Stock and could impair the Company's future ability to raise capital through an offering of Common Stock or other equity securities. See "Shares Eligible For Future Sale."

            SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Litigation Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those described under "Risk Factors," including the Company's early stage of development, the Company's dependence on its ability to obtain regulatory approval of one-alpha D/2/, the uncertainty of the Company's future profitability, the uncertainty of regulatory approvals of any drugs developed by the Company, the uncertainty of the Company's patent positions and proprietary rights, the uncertainty related to pricing and reimbursement of the Company's products, the intense competition in the pharmaceutical and biotechnology industries, the Company's potential need for additional partners or collaborators, the Company's future capital needs and uncertainty of additional financing, and the Company's lack of manufacturing capabilities and limited sales and marketing experience. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including, without limitation under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Shares are estimated to be $8,400,000 at an assumed public offering price of $8.75 per share after deducting the estimated offering expenses payable by the Company. The Company intends to use the net proceeds of the offering to fund research and development, including preclinical and clinical activities in support of regulatory approvals, for commercialization activities for one-alpha D/2/ for treatment of secondary hyperparathyroidism associated with ESRD and for working capital and general corporate purposes. These corporate purposes may include the acquisition of complementary licenses, products, technologies or companies. The Company has no present understandings, commitments or arrangements with respect to the purchase of any licenses, products, technologies or companies and the amount and timing of these expenditures will depend on numerous factors, including the progress of the Company's research programs and its ability to attract additional partners. Pending application of the net proceeds of the offering as described above, the Company intends to invest such proceeds in short-term, investment-grade, interest-bearing financial instruments.

  The Company believes that the net proceeds of the offering, together with its available cash and cash equivalents, should be sufficient to fund its operations for at least the next ten months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  There can be no assurance that the Company will sell any or all of the Shares. The Company has not fixed a minimum number of Shares to be sold. Accordingly, the Company may sell less than all of the Shares, which would reduce the net proceeds of the offering.

                          PRICE RANGE OF COMMON STOCK

  The Common Stock is traded on the Nasdaq National Market under the symbol "BCII." The Common Stock was traded on the Nasdaq SmallCap Market from May 6, 1996 to December 26, 1997. The table below sets forth for the fiscal periods indicated the high and low sales prices per share as reported on the Nasdaq SmallCap Market and Nasdaq National Market, as applicable.

                                                                    HIGH   LOW
                                                                   ------ -----
      FISCAL YEAR ENDED JUNE 30, 1996
        Fourth Quarter (May 9, 1996 through June 30, 1996)........ $ 4.50 $2.31
      FISCAL YEAR ENDED JUNE 30, 1997
        First Quarter............................................. $ 3.75 $3.00
        Second Quarter............................................   4.00  3.00
        Third Quarter.............................................   6.63  3.63
        Fourth Quarter............................................   7.00  5.75
      FISCAL YEAR ENDING JUNE 30, 1998
        First Quarter............................................. $11.50 $6.50
        Second Quarter............................................  12.62  9.75
        Third Quarter.............................................  10.88  7.25
        Fourth Quarter (through June 29, 1998)....................  11.12  8.75

  As of June 30, 1998, the Common Stock was held by approximately 2,100 shareholders of record or through nominee or street name accounts with brokers. On June 29, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $8.75 per share.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its Common Stock and does not intend to declare or pay any cash dividends in the foreseeable future. The Company currently intends to retain any earnings to finance the continued development and growth of its business.

                                CAPITALIZATION

  The following table sets forth as of March 31, 1998 the actual capitalization of the Company and the capitalization of the Company as adjusted to reflect the assumed sale of the maximum number of Shares by the Company at an assumed public offering price of $8.75 per share after deducting estimated offering expenses payable by the Company. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                               MARCH 31, 1998
                                                              -----------------
                                                                          AS
                                                              ACTUAL   ADJUSTED
                                                              -------  --------
                                                               (IN THOUSANDS)
                                                                (UNAUDITED)
Cash and cash equivalents.................................... $ 5,009  $13,409
                                                              =======  =======
Total debt................................................... $   --   $   --
Shareholders' equity:
  Preferred stock, $.001 par value 2,000,000 shares
   authorized;
   none issued and outstanding, actual and as adjusted.......     --       --
  Common stock, no par value, 28,000,000 shares authorized;
   8,779,317 shares issued and outstanding, actual;
   9,779,317 shares issued and outstanding, as adjusted(1)...  11,394   11,394
  Additional paid-in capital.................................   3,675   12,075
  Accumulated deficit........................................  (8,895)  (8,895)
                                                              -------  -------
    Total shareholders' equity...............................   6,174   14,574
                                                              -------  -------
      Total capitalization................................... $ 6,174  $14,574
                                                              =======  =======

--------

(1) Excludes as of March 31, 1998: (i) 528,917 shares of Common Stock issuable upon the exercise of outstanding options to purchase shares of Common Stock at a weighted average exercise price of $3.47 per share and (ii) 525,650 shares of Common Stock reserved for future grants under the 1996 Plan. See "Management--Stock Option Plans" and "Description of Capital Stock."

                                   DILUTION

  The net tangible book value of the Company as of March 31, 1998 was $4,837,705, or $0.55 per share of Common Stock. Net tangible book value per share of Common Stock is determined by dividing the net tangible book value (total tangible assets less total liabilities) by the 8,779,317 shares of Common Stock outstanding as of such date. After giving effect to the sale of the Shares at an assumed public offering price of $8.75 per share, and after deducting the estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company as of March 31, 1998 would have been approximately $13,237,705, or $1.35 per share. This represents an immediate increase in net tangible book value of $.80 per share to existing shareholders and an immediate dilution of $7.40 per share to purchasers of Shares in the offering. The following table illustrates this per share dilution:

   Assumed public offering price...................................       $8.75
     Net tangible book value before offering....................... $0.55
     Increase attributable to new investors........................  0.80
                                                                    -----
   Pro forma net tangible book value after offering................        1.35
                                                                          -----
   Dilution to new investors.......................................       $7.40
                                                                          =====

  The above calculations exclude as of March 31, 1998: (i) 528,917 shares of Common Stock issuable upon the exercise of outstanding options to purchase shares of Common Stock at a weighted average exercise price of $3.47 per share and (ii) 525,650 shares of Common Stock reserved for future grants under the 1996 Plan. See "Management--Stock Option Plans" and "Description of Capital Stock."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The consolidated statements of operations data set forth below for each of the years ended June 30, 1995, 1996 and 1997 and the consolidated balance sheet data as of June 30, 1996 and 1997 are derived from, and are qualified by reference to, the audited Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus and should be read in conjunction with those Consolidated Financial Statements and Notes. The consolidated statements of operations data for each of the years ended June 30, 1993 and 1994 and the consolidated balance sheet data as of June 30, 1993, 1994 and 1995 are derived from audited Consolidated Financial Statements of the Company not included herein. The consolidated statements of operations data for the nine-month periods ended March 31, 1997 and 1998, and the consolidated balance sheet data as of March 31, 1998 are derived from, and are qualified by reference to, the unaudited interim Consolidated Financial Statements of the Company included elsewhere in this Prospectus, and should be read in conjunction with the Consolidated Financial Statements and Notes thereto. See "Bone Care International, Inc. Index to Financial Statements."

                                                                     NINE MONTHS
                                                                        ENDED
                                 YEAR ENDED JUNE 30,                 MARCH 31,
                         ----------------------------------------  ----------------
                          1993    1994    1995    1996     1997     1997     1998
                         ------  ------  ------  -------  -------  -------  -------
                                                                     (UNAUDITED)
                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA:
 Revenues............... $  826  $  --   $   15  $    19  $    39  $    39  $   --
 Operating expenses:
 Cost of sales..........    158     --      --        12       38       38      --
 Research and
  development...........    426     329     535    1,158    2,885    1,993    3,062
 General and
  administrative........    226     165     172      197      439      313      588
                         ------  ------  ------  -------  -------  -------  -------
   Total operating
    expenses............    810     494     707    1,367    3,362    2,344    3,650
                         ------  ------  ------  -------  -------  -------  -------
 Income (loss) from
  operations............     16    (494)   (692)  (1,348)  (3,323)  (2,305)  (3,650)
 Other income (expense),
  net...................     22       9      (7)      90      529      408      285
 Income tax expense.....    (38)    --      --       --       --       --       --
                         ------  ------  ------  -------  -------  -------  -------
 Net loss............... $  --   $ (485) $ (699) $(1,258) $(2,794) $(1,897) $(3,365)
                         ======  ======  ======  =======  =======  =======  =======
 Net loss per common
  share (1)............. $  --   $(0.29) $(0.41) $ (0.26) $ (0.32) $ (0.22) $ (0.39)
                         ======  ======  ======  =======  =======  =======  =======
 Weighted average common
  shares outstanding
  (1)...................  1,698   1,698   1,698    4,894    8,713    8,710    8,735
                         ======  ======  ======  =======  =======  =======  =======

                                        JUNE 30,
                          -----------------------------------------   MARCH 31,
                           1993    1994    1995     1996     1997       1998
                          ------  ------  -------  -------  -------  -----------
                                                                     (UNAUDITED)
                                           (IN THOUSANDS)
CONSOLIDATED BALANCE
 SHEET DATA:
 Cash and cash
  equivalents...........  $  586  $  200  $    23  $11,061  $ 8,532    $ 5,009
 Working capital........     584     198     (427)  11,004    8,103      4,297
 Total assets...........   1,771   1,280    1,029   12,261    9,900      6,971
 Total long-term
  liabilities...........     --      --       --       --       --         --
 Accumulated deficit....    (294)   (779)  (1,478)  (2,736)  (5,530)    (8,895)
 Total shareholders'
  equity................   1,743   1,258      559   12,182    9,420      6,174

--------

(1) See Note 1 to Notes to Consolidated Financial Statements for an explanation of the computation of net loss per common share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The discussion below contains certain forward-looking statements that are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company's management. The Company's future results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. See "Risk Factors" for a discussion of factors that could cause or contribute to such material differences. The following presentation of Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus and any other financial information included therein.

OVERVIEW

  The Company is a leader in the discovery and development of improved D-hormone therapies. D-hormones have a key role in secondary hyperparathyroidism leading to metabolic bone diseases in several patient populations, including ESRD, pre-dialysis and osteoporosis patients. D-hormones also have a role in certain hyperproliferative diseases, including prostate, breast and colon cancers, and psoriasis. Through the Company's collaborations with leading D-hormone research institutions, as well as the Company's internal research and development efforts, the Company has developed substantial expertise in the area of D-hormone chemistry. The Company has leveraged that expertise to develop a portfolio of D-hormones and analogs which the Company believes possess improved safety and efficacy profiles compared to existing D-hormone therapies.

  The Company was formed in 1984 as a wholly-owned subsidiary of Lunar Corporation ("Lunar"). In October 1995, Lunar exchanged all of its assets related to D-hormone research and product candidates and its ownership in Continental Assays Corporation (a subsidiary having expertise in analytical chemistry related to D-hormones) for additional shares of Common Stock. In April 1996, the Board of Directors of Lunar declared a dividend of one share of Common Stock for every two shares of Lunar common stock, thereby distributing all of the Common Stock of the Company then held by Lunar to the shareholders of Lunar. In May 1996, the Company became a separate, publicly held corporation upon the distribution of the dividend (the "Distribution").

  Since its inception, the Company has been engaged in research and development activities, has generated minimal revenues from operations and has incurred significant operating losses. At March 31, 1998, the Company had an accumulated deficit of approximately $8.9 million. Such losses have resulted principally from costs incurred in research and development, preclinical and clinical activities and from general and administrative costs associated with the Company's operations. The Company expects that operating losses will continue and increase for the foreseeable future as its research and development, preclinical, clinical and marketing activities expand. The Company's results may vary significantly from period to period depending on several factors, such as the timing of certain expenses and the progress of the Company's research and development efforts.

  The Company is at an early stage of development and currently has no revenues from product sales. The Company does not have regulatory approval from the FDA or foreign regulatory authorities to market any product. All of the Company's product candidates, other than one-alpha D/2/ for the treatment of secondary hyperparathyroidism associated with ESRD, are at an early stage of development and will require extensive research and development and preclinical and clinical testing prior to commercialization. The Company's ability to achieve profitability will depend in part on its ability to obtain regulatory approvals for its product candidates and successfully manufacture and market any approved products either by itself or in collaboration with third parties. There can be no assurance as to when the Company will achieve profitability, or that profitability, if achieved, will be sustained.

RESULTS OF OPERATIONS

 NINE MONTHS ENDED MARCH 31, 1998 AND MARCH 31, 1997

  Research and development expenses increased to $3,061,783 in the nine months ended March 31, 1998 from $1,993,485 in the nine months ended March 31, 1997. The increase is primarily due to higher expenditures related to the anticipated commercialization of one-alpha D/2/ for treating secondary hyperparathyroidism associated with ESRD. General and administrative expenses increased by $275,540 to $588,376 in the nine months ended March 31, 1998 from $312,836 in the nine months ended March 31, 1997. Such increase was incurred to support expanded research and development activities. Interest income decreased to $285,183 in the nine months ended March 31, 1998 from $407,804 in the nine months ended March 31, 1997. This decrease is due to lower invested cash balances.

  The reported net loss for the nine months ended March 31, 1998 and 1997 was $3,364,976 and $1,897,396, respectively. The increase in net losses is primarily attributable to increased expenses associated with expanded research and development activities.

 FISCAL YEARS ENDED JUNE 30, 1997 AND JUNE 30, 1996

  The Company's research and development expenses totaled $2,885,127 in fiscal 1997 compared to $1,157,914 in fiscal year 1996. The increase is due primarily to higher expenditures on one-alpha D/2/ clinical trials for secondary hyperparathyroidism associated with ESRD. This increase is also due in part to the Company assuming research and development expenses for D-hormone analogs contributed by Lunar in October 1995. General and administrative expenses increased $242,461 to $438,831 in fiscal 1997 from $196,370 in fiscal 1996.
The increase was incurred to support expanded research and development activities. Interest income increased by $425,182 to $528,492 in fiscal 1997 compared to $103,310 in fiscal year 1996. The increase is primarily the result of interest earned on capital contributions made in fiscal 1996 by Lunar and Draxis Health Care, Inc., ("Draxis") the Company's shareholders at the time of the contributions. No interest expense was incurred in fiscal 1997 compared to $13,495 in fiscal 1996 due to the cancellation of loans from Lunar to the Company during fiscal 1996. The Company reported a net loss of $2,794,345 in fiscal 1997 compared to a net loss of $1,257,767 in fiscal 1996. The increase in the net loss is attributable to increased expenses associated with expanded research and development activities offset by increased interest income.

 FISCAL YEARS ENDED JUNE 30, 1996 AND JUNE 30, 1995

  The Company's research and development expenses totaled $1,157,914 in fiscal year 1996 compared to $535,195 in fiscal year 1995. The increase is due primarily to higher expenditures on one-alpha D/2/ clinical trials for secondary hyperparathyroidism associated with ESRD. General and administrative expenses increased to $196,370 in fiscal 1996 from $171,788 in fiscal 1995. Interest expense was $13,495 in fiscal year 1996 compared to $9,344 fiscal year 1995. Interest expense during these periods relates exclusively to loans made by Lunar to the Company. Interest income was $103,310 in fiscal year 1996 and $2,588 in fiscal year 1995. The increase is primarily the result of interest earned on capital contributions. In October 1995, in exchange for additional shares of Common Stock, Lunar canceled outstanding loans of $634,683. The Company reported a net loss of $1,257,767 in fiscal 1996 compared to a net loss of $698,739 in fiscal 1995. The increase in the net loss is attributable to increased expenses associated with expanded research and development activities offset by increased interest income.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has historically financed its operations through a combination of capital contributions and collaborative licensing and research agreements. In fiscal 1996 the Company received capital contributions of $10,000,000 and $60,000 from Lunar and Draxis, respectively. Additionally, Lunar reimbursed an advance from the Company in the amount of $634,683 related to general advances and $725,000 for tax benefits prior to the Distribution. Since inception through 1993 the Company received $4,700,000 for various licensing and research agreements relating to one-alpha D/2/. All of those third party collaborative research and licensing agreements have either expired or been terminated.

  Net cash used in operating activities increased to $2,191,262 for fiscal year 1997 from $1,111,536 in fiscal 1996. Net cash used in operating activities increased to $2,962,932 for the nine months ended March 31, 1998 from $1,380,902 for the nine months ended March 31, 1997. The increases were due primarily to increased research and development activities, including clinical trials of one-alpha D/2/, preclinical development of other D-hormones and activities related to the anticipated commercialization of one-alpha D/2/.

  Cash and cash equivalents were $5,009,088 and $8,531,714 at March 31, 1998 and June 30, 1997, respectively. Cash and cash equivalents are currently invested primarily in a government securities money market fund.

  The Company will require substantial funds after the offering for its research and development programs, preclinical and clinical testing, operating expenses, regulatory processes and manufacturing and marketing programs. The Company's capital requirements will depend on numerous factors, including the progress of its research and development programs; the progress of preclinical and clinical testing; the time and cost involved in obtaining regulatory approvals; the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; competing technological and market developments; changes and developments in the Company's existing licensing relationships and the terms of any new collaborative, licensing, co-promotion or distribution arrangements that the Company may establish; the progress of commercialization and marketing activities; the cost of manufacturing preclinical and clinical products; and other factors not within the Company's control. The Company believes that the net proceeds of the offering, together with its available cash and cash equivalents, should be sufficient to fund its operations for at least the next 10 months. See "Risk Factors--Future Capital Needs and Uncertainty of Additional Financing."

  At March 31, 1998, the Company had state tax net operating loss carryforwards of approximately $8,052,000 and state research and development tax credit carryforwards of approximately $101,000, which will begin expiring in 2009 and federal net operating loss carryforwards of approximately $6,244,000 and research and development tax credit carryforwards of approximately $367,000, which will begin expiring in 2012. During the period from June 30, 1990 to May 8, 1996, Lunar realized certain federal income tax savings that were attributable to losses incurred by the Company. As part of a tax disaffiliation agreement, Lunar paid the Company $725,000 for the benefit of these tax savings.

YEAR 2000 COMPLIANCE

  Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. To distinguish 21st century from 20th century dates, these date code fields must be able to accept four-digit entries.

  The Company has reviewed its existing financial and other business information systems and believes that its computer systems will be able to manage and manipulate all material data involving the transition from 1999 to 2000 without functional or data abnormality and without inaccurate results related to such data.

                                   BUSINESS

GENERAL

  The Company is a leader in the discovery and development of improved D-hormone therapies. D-hormones have a key role in secondary hyperparathyroidism leading to metabolic bone diseases in several patient populations, including ESRD, pre-dialysis and osteoporosis patients. D-hormones also have a role in certain hyperproliferative diseases, including prostate, breast and colon cancers, and psoriasis. In March 1998, the Company filed an NDA with the FDA for an oral formulation of its lead product candidate, one-alpha D/2/, a synthetic D-hormone analog for the treatment of secondary hyperparathyroidism associated with ESRD. The Company filed the NDA based primarily on the results of two pivotal Phase 3 trials which were completed in August 1997 and involved 138 patients at 17 study centers in the United States. In these trials, oral one-alpha D/2/ effectively controlled moderate to severe secondary hyperparathyroidism with no clinically meaningful side effects in ESRD patients undergoing hemodialysis.

  In February 1998, the Company completed two pivotal Phase 3 trials for an intravenous formulation of one-alpha D/2/ for the treatment of secondary hyperparathyroidism associated with ESRD. Preliminary data from these trials are consistent with the results obtained from the completed Phase 3 trials for oral one-alpha D/2/. The Company intends to seek regulatory approval from the FDA for intravenous one-alpha D/2/. The Company is currently recruiting and enrolling patients for two pivotal Phase 3 trials of oral one-alpha D/2/ for the treatment of secondary hyperparathyroidism in pre-dialysis patients. The Company is also planning to conduct Phase 2 trials for the use of oral one-alpha D/2/ for the treatment of osteoporosis associated with secondary hyperparathyroidism.

  Secondary hyperparathyroidism is a chronic disease where the parathyroid glands secrete excessive quantities of PTH in response to reduced kidney function or kidney failure. Secondary hyperparathyroidism, if left untreated, leads to debilitating metabolic bone diseases, including osteoporosis, osteomalacia, rickets and renal osteodystrophy, as well as increased risk of fractures and severe bone pain. Moderate to severe secondary hyperparathyroidism is associated with advanced renal insufficiency and ESRD found in pre-dialysis and dialysis patients. Mild secondary hyperparathyroidism is associated with modest reductions in renal function often found in osteoporosis patients. According to HCFA, in 1996, there were approximately 214,000 ESRD patients in the United States. In addition, based on published reports, the Company estimates that in the United States in 1997 there were at least 600,000 pre-dialysis patients and at least 2,000,000 patients with osteoporosis associated with secondary hyperparathyroidism.

  Based on the role of D-hormones in controlling cellular growth and differentiation, the Company is also developing D-hormone therapies to treat certain hyperproliferative diseases. The Company is currently conducting a Phase 1 trial of oral one-alpha D/2/ to treat terminal prostate cancer. The Company is also investigating the use of other D-hormones and analogs for the treatment of prostate, breast and colon cancers, and psoriasis.

  Although currently marketed D-hormone therapies have demonstrated efficacy in treating secondary hyperparathyroidism and certain hyperproliferative diseases, the systemic (oral or intravenous) administration of those products frequently produces toxic side effects at doses required for therapeutic effect. As a result, the widespread and effective use of systemic D-hormone therapies has been limited. Through the Company's collaborations with D-hormone research institutions, as well as the Company's internal research and development efforts, the Company has developed substantial expertise in the area of D-hormone chemistry. The Company has leveraged that expertise to develop a portfolio of D-hormones and analogs which the Company believes possess improved safety and efficacy profiles compared to existing D-hormone therapies.

SCIENTIFIC OVERVIEW

  D-hormones have important roles in parathyroid function, calcium and phosphorus metabolism, and cellular growth and differentiation. D-hormones are produced in biological processes primarily involving vitamin D/3/ or vitamin D/2/. Vitamin D/3/ is produced in human skin during exposure to sunlight. Vitamin D/2/ is produced in plants during exposure to sunlight and is available through dietary sources. Vitamins D/3/ and D/2/ (collectively referred to as "vitamin D") are metabolized into three different D-hormones in two sequential steps involving the liver and then the kidneys. Vitamin D/3/ is metabolized into the D-hormone one-alpha,25-dihydroxyvitamin D/3/ ("calcitriol"). Vitamin D/2/ is metabolized into the two D-hormones, one-alpha,25-dihydroxyvitamin D/2/ and one-alpha,24-dihydroxyvitamin D/2/. In diseased or aged kidneys, sufficient quantities of D-hormones often cannot be produced.

  Production of D-hormones by the kidneys is stimulated by PTH, which is secreted into the bloodstream by the parathyroid glands. D-hormone receptors located in the parathyroid glands monitor blood levels of D-hormones. The parathyroid glands increase PTH secretion markedly when blood levels of D-hormones are low and decrease PTH secretion as blood levels of D-hormones rise. After secretion from the parathyroid glands, PTH circulates in the blood to the kidneys where it activates an enzyme which produces D-hormones.

  D-hormones increase blood levels of calcium and phosphorus, the key components of bone, by stimulating the small intestine to absorb these minerals from ingested food and by stimulating the kidneys to reabsorb calcium from urine. D-hormones also stimulate osteoblasts (bone-building cells) to increase the deposition of calcium and phosphorous in bone. When blood levels of D-hormones are low, intestinal absorption of calcium and phosphorus and kidney reabsorption of calcium are reduced. Bone formation is also reduced. PTH normalizes blood levels of calcium and phosphorus and bone formation by stimulating the increase of D-hormone production. However, when D-hormone production is insufficient, as in renal disease, PTH normalizes blood calcium and phosphorus by causing the release of calcium and phosphorus from bone into the blood.

  In progressive renal disease, the kidneys become unable to produce sufficient quantities of D-hormones, leading to secondary hyperparathyroidism and associated bone disease. Secondary hyperparathyroidism is a chronic disease in which the parathyroid glands secrete excessive quantities of PTH. Elevated blood levels of PTH lead to excessive release of calcium and phosphorus from bones, causing debilitating metabolic bone diseases, such as osteoporosis, osteomalacia, rickets and renal osteodystrophy. A recent published report concluded that, compared to the general population, the risk of hip fracture is 3.5 times higher in the United States population of ESRD patients. Secondary hyperparathyroidism and associated bone disease can be controlled, and possibly prevented or reversed, by D-hormone replacement therapy.

  In addition to having a role in parathyroid function, D-hormones have a role in controlling the normal growth and differentiation of skin, prostate, breast, and colon cells, all of which contain D-hormone receptors. Psoriasis, a condition in which skin cells grow too rapidly and remain immature (undifferentiated), can be effectively managed with topical D-hormone therapy. Likewise, clinical and preclinical research suggests that the uncontrolled cell growth in prostate, breast and colon cancers can be managed by D-hormone therapy.

  Calcitriol is approved for systemic treatment of secondary hyperparathyroidism associated with ESRD and/or metabolic bone diseases in the United States and Europe. Paracalcitol is approved for systemic treatment of secondary hyperparathyroidism associated with ESRD in the United States. Alfacalcidol, a synthetic analog of calcitriol, is approved for oral treatment of secondary hyperparathyroidism associated with ESRD and/or metabolic bone diseases in Europe. Calcitriol and two synthetic analogs, tacalcitol and calcipotriol, are approved in Europe for the topical treatment of psoriasis. In addition, calcipotriol has been approved for topical treatment of psoriasis in the United States.

  Although currently marketed D-hormone replacement therapies have demonstrated efficacy, systemically administered D-hormone replacement therapies frequently cause toxic side effects at doses required for therapeutic effects. The principal side effects observed are hypercalcemia, hyperphosphatemia and hypercalciuria, all of which are caused by excessive intestinal absorption of calcium and phosphorus. The most serious of these side effects is hypercalcemia (high blood calcium), which increases the risk of calcification of soft tissues, including the heart, arteries, and kidneys, and can cause cardiac arrest. In addition, hypercalcemia can lead to other complications including gastrointestinal problems and mental disorders including depression. Hyperphosphatemia (high blood phosphorus) directly stimulates secretion of PTH, thereby exacerbating secondary hyperparathyroidism. Hypercalciuria (high urine calcium) can increase the risk of calcification of the kidneys and the formation of kidney stones, and can hasten kidney failure. In order to control these side effects, patients often must be temporarily or permanently withdrawn from current D-hormone therapies. As a result of these side effects, the widespread and effective use of currently marketed oral or intravenous D-hormone therapies has been limited.

PRODUCTS UNDER DEVELOPMENT

  The Company is developing D-hormone therapies which the Company believes have improved safety and efficacy profiles. The following table summarizes the Company's product candidates by indication and development status.


           INDICATION                 PRODUCT CANDIDATE       DEVELOPMENT STATUS(1)
  -----------------------------  ---------------------------- ---------------------
  Secondary Hyperparathyroidism
   ESRD                          One-alpha D/2/ (oral)        NDA filed March 1998
                                 One-alpha D/2/ (intravenous) Phase 3 completed
   Pre-dialysis                  One-alpha D/2/ (oral)        Phase 3
   Osteoporosis                  One-alpha D/2/ (oral)        Phase 2
  Hyperproliferative Diseases
   Advanced Prostate Cancer      One-alpha D/2/ (oral)        Phase 1
   Advanced Prostate, Breast     LR-103                       Preclinical
    and Colon Cancers
   Psoriasis                     Lead compound                Research

--------
(1) "Research" indicates discovery and initial synthetic chemistry. "Preclinical" indicates formulation, pharmacology and toxicity testing in animals.
   "Phase 1" indicates initial clinical testing in humans to establish safety. "Phase 2" indicates further clinical testing in humans to establish efficacy.
   "Phase 3" indicates pivotal, well-controlled clinical testing to establish safety and efficacy.

SECONDARY HYPERPARATHYROIDISM

 Overview

  Hyperparathyroidism refers to conditions in which the parathyroid glands secrete excessive quantities of PTH into the bloodstream. In primary hyperparathyroidism, one or more of the four parathyroid glands fails to properly regulate PTH secretion, usually due to one or more tumors in the glands. In secondary hyperparathyroidism, the parathyroid glands secrete excessive quantities of PTH in response to reduced kidney function or kidney failure. Mild secondary hyperparathyroidism is associated with modest reductions in renal function and contributes to osteoporosis. Moderate to severe secondary hyperparathyroidism is associated with advanced renal insufficiency and ESRD which are found in pre-dialysis and dialysis patients.

 One-alpha D/2/ for Secondary Hyperparathyroidism Associated with ESRD

  The Company is developing oral and intravenous formulations of one-alpha D/2/ as treatments for secondary hyperparathyroidism associated with ESRD. One-alpha D/2/ is a synthetic D-hormone analog derived from vitamin D/2/. After oral or intravenous administration, one-alpha D/2/ is metabolized by the liver into the two D-hormones naturally produced from vitamin D/2/, without being metabolized by the kidneys. Based on data obtained from its clinical trials, the Company believes that one-alpha D/2/ is as active as currently marketed D-hormone replacement therapies and has an improved safety profile. The Company believes that the improved safety profile of one-alpha D/2/ enables it to be more consistently administered to patients at higher doses than currently marketed D-hormone replacement therapies, resulting in improved control of secondary hyperparathyroidism.

  Secondary hyperparathyroidism is most severe in patients with ESRD. According to HCFA, there were approximately 214,000 ESRD patients in the United States at the end of 1996. This patient population, sustained primarily by renal dialysis, increased by approximately 7% in 1996. In ESRD there is extensive, irreversible loss of cells of the proximal nephron, the site in the kidneys where D-hormones are produced. Impaired production of D-hormones leads to low blood levels of D-hormones. Low blood levels of D-hormones cause the small intestine to absorb less dietary calcium and the kidneys to reabsorb less calcium from urine, often resulting in hypocalcemia (low blood calcium). Low blood levels of D-hormones also decrease osteoblastic activity, causing reduced bone formation. The parathyroid glands respond to low blood levels of D-hormones and calcium by secreting PTH into the bloodstream. Ordinarily, PTH stimulates production of D-hormones by the kidneys. However, in ESRD the kidneys cannot respond to PTH stimulation. Without increased D-hormone production, the parathyroid glands secrete escalating quantities of PTH. Chronically elevated and rising blood levels of PTH stimulate a prolonged release of calcium and phosphorus from bone, leading to debilitating metabolic bone diseases, including osteoporosis, osteomalacia, rickets and renal osteodystrophy. Advanced bone disease is associated with an increased risk of fracture and is often accompanied by severe bone pain, most commonly arising in the lower back, hips, legs and joints.


                                     LOGO

  Moderate to severe secondary hyperparathyroidism is exacerbated by hyperphosphatemia. Phosphorus derived from dietary sources (principally meat and dairy products) accumulates in the blood due to its insufficient elimination by dysfunctional kidneys. Excessive blood phosphorus directly inhibits the production of D-hormones and stimulates the parathyroid glands to secrete PTH. To control or reduce blood phosphorus, nephrologists routinely encourage their patients to adhere to low phosphorus diets and to ingest calcium carbonate or calcium acetate tablets with meals. These calcium preparations bind dietary phosphorus, reducing its absorption by the intestine and thereby helping to lower blood phosphorus levels. Calcium-based phosphate binders, however, promote hypercalcemia in patients receiving D-hormone replacement therapies.

  D-hormone replacement is standard therapy for secondary hyperparathyroidism associated with ESRD. The goals of D-hormone replacement therapy are (1) to normalize blood calcium levels, (2) to control (normalize or reduce) blood PTH levels and (3) to treat or prevent metabolic bone diseases. Treating and preventing metabolic bone diseases is increasingly important as improvements in kidney dialysis increase the life expectancy of ESRD patients. D-hormone replacement therapies currently marketed in the United States and Europe for the treatment of secondary hyperparathyroidism associated with ESRD are Rocaltrol (oral calcitriol), Calcijex (intravenous calcitriol) and Zemplar (intravenous paracalcitol). The Company estimates that total sales of these products in the United States in 1997 were approximately $155 million. Alfacalcidol, an oral synthetic analog of calcitriol, is marketed under numerous brand names in Europe.

  Oral and intravenous calcitriol and oral alfacalcidol have limited effectiveness for treating secondary hyperparathyroidism associated with ESRD because they frequently cause toxic side effects (hypercalcemia and hyperphosphatemia) at doses required for therapeutic effect. Episodes of hypercalcemia and/or hyperphosphatemia are unpredictable and force temporary or permanent interruptions in therapy, resulting in less effective control of PTH secretion. Furthermore, in an effort to control blood phosphorus and reduce episodes of hyperphosphatemia, calcium-based phosphate binders are often administered at higher doses. However, calcitriol and alfacalcidol greatly stimulate intestinal absorption of calcium derived from those binders, increasing blood calcium levels and the frequency of episodes of hypercalcemia. In an attempt to mitigate the negative effects of calcium-based binders, nephrologists temporarily switch their patients from calcium-based binders to aluminum-based binders. However, aluminum from these alternate binders is readily absorbed through the intestine and accumulates in bone, potentially causing low turnover bone disease. When calcitriol and alfacalcidol are administered in lower, less toxic doses, their effectiveness in controlling secondary hyperparathyroidism decreases. Removal of the parathyroid glands is standard treatment for patients with severe secondary hyperparathyroidism whose disease cannot be managed with D-hormone replacement therapy. However, removal of the parathyroid glands does not cure existing metabolic bone disease or the underlying deficiency of D-hormones.

  The Company is developing oral and intravenous formulations of one-alpha D/2/ as treatments for secondary hyperparathyroidism associated with ESRD. The oral product is a soft gelatin capsule designed to be administered by medical professionals to hemodialysis patients in the clinic, or self-administered daily by peritoneal dialysis patients at home. The Company's intravenous product is a sterile aqueous solution designed to be administered to patients only at hemodialysis. The Company is developing the oral formulation in advance of the intravenous formulation based primarily on the Company's expectation that the current fee-for-service reimbursement plan, which favors the use of intravenous one-alpha D/2/, will be replaced with a capitated reimbursement plan which favors the less costly oral one-alpha D/2/. Further, the Company is developing oral one-alpha D/2/ to treat secondary hyperparathyroidism in pre-dialysis and osteoporosis patients where intravenous therapy is inappropriate. See "Risk Factors--Uncertainty Related to Pricing and Reimbursement of Products."

  Oral One-alpha D/2/ for Secondary Hyperparathyroidism Associated with ESRD. In November 1997, the Company announced results from its two pivotal Phase 3 trials for oral one-alpha D/2/ for the treatment of secondary hyperparathyroidism associated with ESRD. The trials, which were completed in August 1997, involved 138 patients at 17 study centers in the United States. Each trial consisted of an 8-week washout period, followed sequentially by a 16-week period in which patients received open-label treatment with oral one-alpha D/2/ at hemodialysis, and an 8-week period in which the patients were assigned in random, double-blinded fashion, to continued treatment with either oral one-alpha D/2/ or placebo. The study endpoint for efficacy was the observed change in blood PTH levels from post-washout baseline to the end of each treatment period. Endpoints for safety were the corresponding changes in blood levels of calcium and phosphorus. A total of 138 patients began treatment with oral one-alpha D/2/, of whom 110 completed the full 24 weeks of treatment. Dosages were individually titrated with patients initially receiving 10 mcg per hemodialysis and thereafter between 0 mcg and 20 mcg per dose three times per week. After 16 weeks of open-label treatment, observed blood PTH reductions exceeded 50% in both trials and were clinically and statistically significant (p<0.01). In addition, blood PTH reached target levels in 83% of treated patients during the 16-week open-label treatment period. At the end of the eight additional weeks of blinded treatment, patients receiving oral one-alpha D/2/ had mean blood PTH levels approximately 50% below those receiving placebo. Differences in mean blood PTH levels between oral one-alpha D/2/ and placebo treatments were clinically and statistically significant (p<0.01). In both studies, oral one-alpha D/2/ normalized blood calcium and did not cause clinically meaningful increases in blood phosphorus. Side effects attributable to oral one-alpha D/2/ administration, such as hypercalcemia and hyperphosphatemia, were infrequent and clinically insignificant. The Company believes these trials demonstrated that oral one-alpha D/2/ is a safe and effective therapy for secondary hyperparathyroidism associated with ESRD and that the results compare favorably with efficacy and safety data reported in published controlled trials involving calcitriol and alfacalcidol. The Company filed an NDA with the FDA in March 1998 for oral one-alpha D/2/ as a treatment for secondary hyperparathyroidism associated with ESRD. There can be no assurance that oral one-alpha D/2/ will ultimately be approved for marketing by the FDA for such indication. See "Risk Factors-- Dependence on One-alpha D/2/" and "--Government Regulation; No Assurance of Regulatory Approval."

  Intravenous One-alpha D/2/ for Secondary Hyperparathyroidism Associated with ESRD. In February 1998, the Company completed two pivotal Phase 3 trials for intravenous one-alpha D/2/ for the treatment of secondary hyperparathyroidism associated with ESRD. Each trial consisted of an 8-week washout period, followed by a 12-week period in which patients received open-label treatment with intravenous one-alpha D/2/ at hemodialysis. The study endpoint for efficacy was the observed change in blood PTH levels from post-washout baseline to the end of the treatment period. Endpoints for safety were the corresponding changes in blood levels of calcium and phosphorus. These trials commenced with 70 patients who had completed the Phase 3 trials for oral one-alpha D/2/ and concluded with 67 patients completing the full 12-week treatment period. Preliminary data from these trials are consistent with the results obtained from the completed Phase 3 trials for oral one-alpha D/2/. The Company intends to seek regulatory approval from the FDA for intravenous one-alpha D/2/ as a treatment for secondary hyperparathyroidism associated with ESRD. There can be no assurance that intravenous one-alpha D/2/ will ultimately be approved for marketing by the FDA for such indication. See "Risk Factors--Dependence on One-alpha D/2/" and "--Government Regulation; No Assurance of Regulatory Approval."

 One-alpha D/2/ for Secondary Hyperparathyroidism in Pre-Dialysis Patients

  The Company is developing oral one-alpha D/2/ as a treatment for secondary hyperparathyroidism in pre-dialysis patients. Chronic renal disease is characterized by progressive reductions in kidney function leading eventually to kidney failure and the need for dialysis. Secondary hyperparathyroidism begins to develop in patients with modest reductions in kidney function and becomes more severe in proportion to the degree of renal insufficiency. Based on published reports, the Company estimates that there were at least 600,000 "pre-dialysis" patients in the United States in 1997. These patients are at risk of developing associated metabolic bone diseases and would benefit from D-hormone replacement therapy. However, there are currently no FDA-approved D-hormone replacement therapies for secondary hyperparathyroidism in pre-dialysis patients in the United States. Off-label use of intravenous calcitriol is inappropriate for use in pre-dialysis patients because its administration requires painful daily percutaneous injections at home without medical supervision. Off-label use of oral calcitriol, as well as oral alfacalcidol, at doses required for therapeutic effect, frequently causes hypercalcemia and hypercalciuria which can calcify the soft tissue of the kidneys and hasten kidney failure. As a result, pre-dialysis patients are seldom treated for secondary hyperparathyroidism.

  There is evidence from published clinical research suggesting that early intervention with D-hormone replacement therapy can slow the progression of secondary hyperparathyroidism in pre-dialysis patients. In untreated patients, the parathyroid glands become progressively enlarged, causing further increases in PTH secretion and requiring higher doses of D-hormone replacement therapies for effective control. Sufficiently high doses of currently marketed D-hormone replacement therapies often cannot be administered due to dose-limiting side effects.

  Based on the Company's clinical experience with one-alpha D/2/, the Company is currently recruiting and enrolling patients for pivotal Phase 3 trials for oral one-alpha D/2/ for the treatment of secondary hyperparathyroidism in pre-dialysis patients. The trials will involve up to 140 patients at several centers in the United States. These trials will consist of an 8-week baseline (pre-treatment) period, followed by a 24-week period in which the patients will be assigned in random, double-blinded fashion, to treatment with either oral one-alpha D/2/ or placebo. The study endpoint for efficacy is the change in blood PTH levels from baseline to the end of the treatment period. Endpoints for safety are the corresponding changes in blood levels of calcium and phosphorus. There can be no assurance that oral one-alpha D/2/ will prove safe and effective in treating secondary hyperparathyroidism in pre-dialysis patients. See "Risk Factors--Dependence on One-alpha D/2/" and "--Government Regulation; No Assurance of Regulatory Approval."

 One-alpha D/2/ for Osteoporosis Associated with Secondary Hyperparathyroidism

  The Company is investigating the use of oral one-alpha D/2/ for the treatment of osteoporosis associated with secondary hyperparathyroidism. Osteoporosis is a metabolic bone disease generally associated with aging and characterized by excessive loss of bone mineral, resulting in decreased bone density over time. Demineralization weakens bone so that minor physical stress can cause debilitating fractures, usually in the wrists, hips and spine. These fractures often result in disfigurement, decreased mobility and, in some cases, extensive hospitalization and chronic nursing home care. The Company believes that there are currently at least 2,000,000 patients in the United States who have osteoporosis associated with secondary hyperparathyroidism. Reduced blood levels of D-hormones have been documented in many elderly patients with osteoporosis, caused by insufficient activity of the renal enzyme which produces D-hormones. In postmenopausal women, this enzyme is indirectly suppressed by estrogen deficiency. In elderly men and women, the enzyme is often impaired due to age-related reductions in kidney function. As in more severe renal insufficiency, decreased production of D-hormones increases the risk that an individual will develop metabolic bone disease. Decreased blood levels of D-hormones reduce intestinal calcium absorption and bone formation, and stimulate the secretion of PTH, causing mild secondary hyperparathyroidism. Elevated blood levels of PTH increase the rate of bone metabolism which, with reduction in bone formation, decrease bone mass. Prolonged loss of bone leads to osteoporosis.

  A likely role for D-hormones in osteoporosis has prompted many clinical investigations of D-hormone replacement therapies as potential osteoporosis treatments. Controlled clinical trials conducted by third parties have demonstrated that oral calcitriol and oral alfacalcidol increase or stabilize bone mass and reduce fracture rates. Positive results from these clinical trials have been the basis for approval of these therapies in Europe, Japan and other geographic markets. However, in the United States there are currently no FDA-approved D-hormone replacement therapies for the treatment of osteoporosis. Trials conducted in the United States with oral calcitriol have produced mixed results, possibly due to the substantial variation in doses of calcitriol between study sites. Higher doses of calcitriol produced increases in vertebral and total body bone mass, whereas lower doses showed little effect. Lower doses were used in these trials due to the unacceptable frequency of hypercalcemia and hypercalciuria at higher, potentially therapeutic doses. These results suggest that D-hormone replacement therapies with improved safety profiles may enable more consistent administration of higher doses for improved therapeutic effects in osteoporosis associated with secondary hyperparathyroidism.

  In 1992, the Company completed a Phase 2 trial in the United States to evaluate oral one-alpha D/2/ as a treatment for postmenopausal osteoporosis. The trial involved 60 patients who were assigned in random, double-blinded fashion to treatment with either oral one-alpha D/2/ or placebo for up to two years. The study endpoints for efficacy were the observed changes in vertebral and femoral neck bone mineral density from baseline to the end of one year or two years of treatment. Endpoints for safety were the corresponding changes in blood and urine calcium. Fifty-five patients completed one year of treatment and 41 completed two years of treatment. Vertebral bone density increased with oral one-alpha D/2/ and decreased with placebo over the two-year study, with the difference being statistically significant (p<0.05). Similar changes were observed in femoral neck bone mineral density with statistically significant differences observed after 18 and 24 months of treatment (p<0.05). Overall, side effects with oral one-alpha D/2/ were clinically insignificant and well managed by appropriate adjustments in dose. Although observed changes in bone mineral density in the oral one-alpha D/2/ treatment group as compared to placebo were statistically significant, the Company and its corporate collaborators concluded that the data from the trial did not provide a sufficient basis for initiating pivotal Phase 3 trials with oral one-alpha D/2/ as a treatment of postmenopausal osteoporosis. As a result of the data, the Company and its corporate collaborators did not pursue further development of one-alpha D/2/ for postmenopausal osteoporosis. At a later date, however, a subgroup analysis of the trial performed by the Company suggested a slight improvement in bone mineral density in patients with the higher baseline PTH levels. Based on that subgroup analysis and published reports that D-hormones have greater efficacy in patients with secondary hyperparathyroidism, the Company plans to initiate additional Phase 2 trials for oral one-alpha D/2/ for the treatment of osteoporosis associated with secondary hyperparathyroidism.

HYPERPROLIFERATIVE DISEASES

 Overview

  D-hormones have an important role in controlling cellular growth and differentiation of certain prostate, breast, colon and skin cells. Although the mechanism of action is not fully understood, D-hormones help regulate the growth of cells derived from tissues which contain D-hormone receptors. The Company's preliminary studies in vitro, as well as research conducted by third parties, suggest that such cells show substantially reduced growth rates when exposed to D-hormones and D-hormone analogs. The Company is investigating the use of improved D-hormone therapies to treat certain hyperproliferative diseases involving those cells, including prostate, breast, and colon cancers, and psoriasis.

 One-alpha D/2/ for Advanced Prostate Cancer

  Prostate cancer is the most common solid tumor diagnosed in men in the United States. The American Cancer Society estimates that in the United States in 1997 approximately 209,900 men were diagnosed with prostate cancer, and 41,800 men died from prostate cancer. Although pharmacological or surgical castration temporarily controls this disease, prostate cancer eventually develops into androgen-independent disease, for which no therapy exists. Calcitriol and certain D-hormone analogs have been shown in vitro to both inhibit the growth of prostate cancer cells as well as promote permanent changes in these cells which eliminate their characteristic uncontrolled growth.

  In November 1996, the Company initiated a Phase 1 trial of oral one-alpha D/2/ in patients with androgen-independent prostate cancer. The ongoing trial is designed to determine the maximum tolerable dose of oral one-alpha D/2/ by evaluating safety endpoints such as hypercalcemia. As of April 15, 1998, a total of 21 patients have been treated with one-alpha D/2/. The drug has been generally well tolerated at escalating doses. Preliminary evidence of disease stabilization has been observed in some patients.

 LR-103 for Advanced Prostate, Colon and Breast Cancers

  The Company is investigating the use of LR-103 for the treatment of advanced prostate, colon and breast cancers. LR-103 is a naturally produced D-hormone derived from vitamin D/2/, the human uses for which were discovered by the Company. In preclinical studies, the Company has determined that LR-103 is characterized by lower toxicity than calcitriol. The Company's research in vitro has demonstrated that LR-103 has potent antiproliferative effects on cells which contain D-hormone receptors, including prostate, breast and colon cancer cells. The Company believes that LR-103 may be a promising oral therapy for hyperproliferative diseases.

 Psoriasis

  The Company is investigating the use of oral D-hormones and D-hormone analogs to treat psoriasis. Psoriasis is a chronic disease characterized by thickened, scaly, and reddened patches of skin. According to the National Psoriasis Foundation, psoriasis affected at least 1,200,000 people in the United States in 1996. There is currently no cure for psoriasis and current treatments are focused on clearing the associated skin lesions for a period of time.

  Microscopic examination of psoriatic lesions reveals an increase in the number of basal or dividing skin cells which possess D-hormone receptors. Published reports from controlled clinical studies conducted by third parties have shown that topically administered D-hormones and analogs which bind strongly to D-hormone receptors achieved significant improvement in psoriatic lesions. Calcitriol and two synthetic analogs of calcitriol, tacalcitol and calcipotriol, are approved as topical treatments for psoriasis in Europe. Calcipotriol has been approved as a topical treatment for psoriasis in the United States. There currently are no FDA-approved D-hormone therapies for the systemic treatment of psoriasis.

  All of the Company's potential products, other than one-alpha D/2/ for treatment of secondary hyperparathyroidism associated with ESRD, are at an early stage of development. There can be no assurance that any of the Company's potential products will demonstrate sufficient safety and efficacy to justify their further development. Even if the Company is able to demonstrate safety and efficacy and complete product development, there can be no assurance that regulatory approvals will be obtained or that any such products can be successfully manufactured and commercialized. Any products which may be developed from such efforts are not expected to be commercially available for the foreseeable future. See "Risk Factors--Early Stage of Development," "--Dependence on One-alpha D/2/" and "--Government Regulation; No Assurance of Regulatory Approval."

MANUFACTURING

  The Company currently has no manufacturing capabilities. To date, the Company has contracted and intends to contract with third parties for the production of bulk drug substance and for the subsequent manufacturing and packaging of finished drug products. The Company purchases bulk quantities of one-alpha D/2/ from an FDA-inspected and approved supplier of bulk drug substance. This supplier has scaled up the GMP production of one-alpha D/2/ to a level sufficient to support commercialization of finished drug products in North America. The Company uses several FDA-inspected manufacturers to produce, formulate and package one-alpha D/2/ as finished drug products including soft-gelatin capsules suitable for oral administration and sterile aqueous solutions suitable for intravenous administration. No assurance can be provided that the Company will be able to obtain future supplies of one-alpha D/2/ on favorable terms and in quantities necessary for commercialization, if and when it receives marketing approval from the FDA. Further, no assurance can be provided that the Company will be able to obtain other compounds or continue to obtain production, formulation or packaging services on favorable terms.

  In addition, the Company's dependence on third parties for the manufacture of one-alpha D/2/ or for any other products may adversely affect the Company's profit margins and its ability to deliver products on a timely basis. The Company may encounter significant delays in obtaining supplies from third party manufacturers or experience interruptions in its supplies. The effects of such delays or interruptions would be more severe if the Company relies on a single source of supply as is presently the case for bulk one-alpha D/2/. If the Company is unable to obtain adequate supplies of any of its products, its business, financial condition and results of operations would be materially adversely affected.

  All contractors utilized by the Company have FDA-inspected facilities that operate under GMP. In the event the Company were to establish its own manufacturing facility, the Company may require additional funds and would be required to hire and train additional personnel and comply with the extensive GMP regulations applicable to such a facility. See "Risk Factors--No Manufacturing Capabilities; Dependence on Suppliers" and "--Future Capital Needs and Uncertainty of Additional Financing."

MARKETING AND DISTRIBUTION

  The initial market identified for one-alpha D/2/, for treatment of secondary hyperparathyroidism associated with ESRD, is a niche market in the United States involving a limited number of large service providers who treat the majority of patients in readily identifiable centers. According to HCFA, there were approximately 214,000 ESRD patients in the United States in 1996. Approximately 85% of ESRD patients receive hemodialysis treatments three times a week at a dialysis center with the remaining 15% receiving self-administered peritoneal dialysis treatments at home. Currently, the top five United States hemodialysis service companies provide dialysis services to over 45% of the entire hemodialysis patient population and operate over 50% of the dialysis centers in the United States. Consequently, the Company believes that the marketing and sale of one-alpha D/2/ for treatment of secondary hyperparathyroidism associated with ESRD in the United States could be accomplished with approximately 30 sales and marketing personnel.

  The Company currently has limited internal marketing and sales personnel. In April 1998, the Company hired a Vice President--Sales and Marketing. The Company is evaluating various marketing alternatives for one-alpha D/2/ including entering into a marketing alliance with one or more pharmaceutical companies or establishing its own sales force. The Company currently intends to seek one or more collaborative partners to develop, market and distribute one-alpha D/2/ for secondary hyperparathyroidism associated with ESRD outside the United States. The Company or any such collaborative partners would be required to obtain regulatory approval in any country where sales would occur. No assurance can be given that the Company will be able to market one-alpha D/2/, if approved, on its own or find a suitable partner to develop, market and distribute one-alpha D/2/ in the United States or internationally.

  The Company intends to develop one-alpha D/2/, LR-103 and selected second-generation D-hormone compounds for other indications. The aggregate target population for these other indications greatly exceeds the ESRD patient population. The Company is evaluating marketing alternatives for the commercialization of one-alpha D/2/, LR-103 and selected second-generation D-hormone compounds in those target populations.

  To the extent the Company enters into marketing, distribution or co-promotion arrangements with third parties, any revenue the Company receives will depend on the efforts of such third parties. There can be no assurance that any third party will devote significant resources to the Company's products or market such products successfully or that any such arrangement will be on terms favorable to the Company. The Company's failure to either establish its own marketing capabilities or to enter into successful marketing arrangements with third parties would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Limited Sales and Marketing Experience."

RESEARCH AND DEVELOPMENT

  The Company's research and development efforts are focused on the discovery and development of novel D-hormones and analogs which possess improved safety and efficacy profiles. The Company conducts the majority of its research and development activities through its own staff and facilities. As of June 30, 1998, the Company had 19 employees engaged in research and development, four of whom have Ph.D. degrees. The Company's research and development program encompasses the early stages of product discovery and development through the receipt of FDA clearance or approval, and the expansion of new product uses and applications. The Company has assembled a team of scientists and clinical, regulatory and quality assurance personnel with a variety of complementary skills and experiences, and conducts a broad-based research program in its facilities. The Company has developed assay procedures for measuring the levels of blood-borne metabolites of D-hormones. Such assays provide support to the Company's research and development of one-alpha D/2/ and other product candidates. The Company also employs academic institutions and independent consultants to aid in research and the product development process.

  The Company anticipates incurring significant research and development expenses in the next few years as the Company initiates commercial sales, continues its efforts to develop its present technologies, begins to move other products to the clinical testing stage and identifies future products for development. The Company's aggregate research and development expenses totaled approximately $0.5 million, $1.2 million and $2.9 million for the fiscal years ended June 30, 1995, 1996 and 1997, respectively, and approximately $3.1 million for the nine months ended March 31, 1998.

PATENTS AND PROPRIETARY TECHNOLOGY

  The Company's success will depend in part on its ability to develop patentable products and technologies and obtain patent protection for its products and technologies both in the United States and other countries.

  Composition of matter patents covering one-alpha D/2/ have expired and cannot be renewed or extended. The Company owns United States patents covering the use of one-alpha D/2/ for the prevention and treatment of secondary hyperparathyroidism and metabolic bone disease, including renal osteodystrophy. A corresponding patent for the use of one-alpha D/2/ for the prevention and treatment of secondary hyperparathyroidism associated with ESRD is pending before the European Patent Office and a corresponding patent for the use of one-alpha D/2/ for the prevention and treatment of metabolic bone disease has been issued by the European Patent Office. Patent applications for similar coverage are pending in other countries, including Japan. The Company also has received a notice of allowance for a United States patent for the use of one-alpha D/2/ and other proprietary D-hormone compounds for treating prostate cancer. The Company has filed international counterpart patent applications through the Patent Cooperation Treaty and has designated Europe and other geographic markets including Japan for national filing.

  The Company's issued patents and pending patent applications relating to one-alpha D/2/ are method-of-use patents. A method-of-use patent encompasses the use of a composition to treat a specified condition but does not encompass the composition itself, the method of making the composition or the compound used in the composition. A method-of-use patent provides less protection than a composition-of-matter patent if other companies market or make the compound for other uses because of the possibility of off-label use.

  The Company has a license from WARF to practice several of WARF's process patents for the synthesis of one-alpha D/2/. Under this license, which extends at least through July 2, 2013 and expires upon the expiration of the last to expire of the licensed patents, WARF has agreed not to license to other parties the patents for the manufacture of one-alpha D/2/ for use or sale anywhere in the world as long as the license agreement is in effect and, if one-alpha D/2/ is being sold in the United States, the Company pays the annual license fee. The Company also has its own patent applications pending in the United States, before the European Patent Office and in other geographic markets, including Japan, for methods of synthesizing one-alpha D/2/.

  The Company has issued patents and has pending patent applications in other countries relating to other D-hormones. Patents and pending applications include claims to compositions, compounds, methods of synthesizing the compositions and compounds, methods of use and methods of delivery of active D-hormones and D-hormone analogs.

  There can be no assurance that any of the Company's pending patent applications will result in the issuance of patents or that competitors will not successfully challenge the Company's patents, if issued, on the basis of validity and/or enforceability or circumvent, attack or design around the Company's patent position. The failure of patents to issue on pending applications and the finding of invalidity and/or unenforceability of one of the Company's patents could result in increased competition and could have a material adverse effect on the Company's business, financial condition and results of operations.

  The patent positions of companies in the pharmaceutical industry are highly uncertain, involve complex legal and factual questions. The patents of these companies have been and continue to be the subject of litigation. In addition, the breadth of claims allowed in such patents is unpredictable. Patent applications in the United States are maintained in secrecy until a patent issues, and the Company cannot be certain that others have not filed patent applications for compounds, uses or processes covered by the Company's pending applications or that the Company was the first to invent the compound, use or process that is the subject of such patent applications. Competitors may have filed applications for, or may have received patents and may obtain additional patents and proprietary rights relating to compounds, uses, or processes that block or compete with those of the Company. For example, the Company is aware of a significant number of patent applications filed by and patents issued to third parties relating to D-hormones and D-hormone analogs. There can be no assurance that any such patents or patent applications will not have a material adverse effect on the use, research, development, marketing and future role of products. Should any of the Company's competitors file patent applications in the United States that claim compounds, uses or processes also claimed by the Company, the Company may have to participate in interference proceedings declared by the PTO in order to determine priority of invention and thus the right to a patent for the compounds, uses or processes in the United States, which could result in substantial cost to the Company even if the outcome is favorable. There can be no assurance that any patents issued to the Company or to licensors from whom the Company has licensed rights will not be challenged, invalidated, circumvented or found unenforceable, or that the rights granted thereunder will provide proprietary protection or commercial advantage to the Company.

  In addition, the Company's product candidates or technology may give rise to claims that they infringe on the proprietary rights of others. Litigation may be necessary to defend against such third party claims or assert claims of infringement, to enforce patents issued to the Company, to protect trade secrets owned or licensed by the Company, or to determine the scope and validity of proprietary rights of third parties. Although no third party has asserted that the Company is infringing such third party's proprietary rights at this time, there can be no assurance that litigation asserting such claims will not be initiated, that the Company would prevail in such litigation or that any license required under any such patents or rights would be made available on terms acceptable to the Company, if at all. Any such claims against the Company, with or without merit, as well as claims initiated by the Company against third parties, can be time consuming and expensive to defend or prosecute. Failure to favorably resolve such claims, either through litigation or by obtaining necessary licenses, could result in delays in product development or commercialization while the Company attempts to design around such third party patents or proprietary rights, or an inability to pursue the use, development, manufacture or sale of products.

  The Company also relies on proprietary information and trade secrets. There can be no assurance that third parties will not independently develop equivalent or substantially equivalent proprietary information or techniques, will not gain access to the Company's trade secrets or disclose such trade secrets to the public or that the Company can maintain and protect unpatented proprietary information technology. The Company requires its employees, consultants, and advisors to execute confidentiality agreements upon the commencement of an employment or a consulting relationship or with the Company. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for the Company's proprietary information in the event of unauthorized use or disclosure of such information, that the parties to such agreements will not breach such agreements or that the Company's trade secrets will not otherwise become known or be discovered independently by its competitors.

  The USDA holds certain rights to LR-103 under pending patent applications and has granted the Company a worldwide exclusive license to make, use and sell products covered under the rights held by the USDA. The license expires on the last to expire of the licensed patents. The license may be terminated by the USDA if these products are not brought by the Company to practical application with the benefits being made available to the public in the United States by April 7, 2002 or under certain other limited circumstances.

  The Company has granted Draxis a license to use and sell in Canada one-alpha D/2/ for secondary hyperparathyroidism, osteoporosis and other metabolic bone diseases. The Company has also granted Draxis a license in Canada to all know-how developed by or on behalf of the Company relating to the use of one-alpha D/2/ for those indications. See "Risk Factors--Uncertainty of Patent Positions and Proprietary Rights."

GOVERNMENT REGULATION

  Regulation by governmental entities in the United States and other countries will be a significant factor in the development, production and marketing of any new drug products developed by the Company. Pharmaceutical products are subject to rigorous regulation under the Federal Food, Drug and Cosmetic Act ("FDCA") by the FDA in the United States and similar health authorities in foreign countries under laws and regulations that govern, among other things, testing for safety and effectiveness, manufacturing, labeling, storage, record keeping, import, export, advertising, promotion, marketing and distribution of such products. Product development and approval within this regulatory framework is uncertain, can take a number of years and requires the expenditure of substantial resources. Any failure to obtain regulatory approval, or any delay in obtaining such approvals, could adversely affect the marketing of products under development by the Company, the Company's ability to receive product or royalty revenues, and its liquidity and capital resources.

  The premarket approval regulatory requirements that must be met before a new drug product may be marketed in the United States include: (i) preclinical laboratory tests and preclinical laboratory animal studies;

(ii) the submission to the FDA of an Investigational New Drug application ("IND") to obtain the FDA's consent to conduct proposed clinical trials; (iii) adequate and well-controlled clinical trials to establish the safety and efficacy of the new drug product; (iv) the submission to the FDA of an NDA and
(v) FDA review and approval of the NDA.

  Preclinical tests include laboratory evaluation of a new drug, as well as laboratory animal studies to assess its potential safety and efficacy in humans. Preclinical tests must be conducted by laboratories that comply with FDA regulations regarding Good Laboratory Practices. The results of the preclinical tests, together with manufacturing and chemistry information regarding the new drug, must be submitted to the FDA as part of an IND, which must become effective before clinical trials may commence. The IND will automatically become effective 30 days after receipt by the FDA unless the FDA indicates prior to the end of such 30-day period that the proposed protocol raises concerns that must be resolved to the satisfaction of the FDA before the trials may proceed as outlined in the IND. In such case, there can be no assurance that such resolution will be achieved in a timely fashion, if at all. In addition, the FDA may impose a clinical hold on ongoing clinical trials, if for example, safety concerns are presented, in which case the study cannot recommence without FDA authorization under terms sanctioned by the agency.

  Clinical trials involve the administration of an investigational new drug product to healthy volunteers or to patients having the disease or condition for which the drug is intended, under the supervision of qualified principal investigators. Clinical trials are conducted in accordance with the FDA's Good Clinical Practice standards under protocols that detail the objectives of the trial, inclusion and exclusion criteria, the parameters and endpoints to be used to evaluate safety and efficacy, the control to be used (usually a placebo control), the method for random administration to test drug and control patient groups, double-blinding procedures and methods for the biostatistical analysis of the study results.

  Each protocol must be submitted to the FDA as part of the IND. Further, each clinical trial must be reviewed and approved by an independent Institutional Review Board ("IRB") at the academic or medical institution at which the trial will be conducted. The IRB will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution. The IRB may require changes in a protocol, and there can be no assurance that the submission of an IND will permit a study to be initiated or completed.

  Clinical trials generally are conducted in three sequential phases, but the phases may overlap. In Phase 1, the initial introduction of the new drug product into healthy human subjects or patients, the drug is tested to assess safety (adverse effects), absorption, metabolism, excretion, pharmacokinetics, pharmacodynamics and pharmacological actions associated with increasing doses. Phase 2 usually involves studies in a limited patient population with the disease or condition for which the drug is intended to (i) determine the efficacy of the potential product for specific, targeted indications, (ii) determine dosage tolerance and optimum dosage and (iii) further identify possible adverse reactions and safety risks. If a compound is found to be effective and to have an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to evaluate further clinical efficacy and safety within a broader patient population having the disease or condition, generally at multiple, geographically dispersed clinical sites. There can be no assurance that Phase 1, Phase 2 or Phase 3 testing will be completed successfully within any specific time period, if at all, with respect to any of the Company's products subject to such testing. Phase 4 clinical trials are studies conducted after approval to document clinical benefit in the case of fast track accelerated approval conditions (see below), or to gain additional experience from the treatment of patients with the disease for which the drug is used.

  The results of preclinical studies and clinical trials of a new drug, if successful, must be submitted to the FDA in an NDA to seek FDA approval to market and commercialize the drug product for a specified use. FDA approval of the NDA is required before marketing may begin in the United States. The NDA must also include data relating to the new drug product's chemistry and pharmacology, and methods and quality assurance and control procedures used in the manufacture of the new drug product. The FDA reviews all NDAs submitted to assess whether they are complete for review, and may request additional information rather than accepting an NDA for filing. In such an event, the NDA must be resubmitted with the additional information and, again, is subject to review before filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the FDCA, the FDA has 180 days in which to review the NDA and respond to the applicant. The review process is often significantly extended by FDA requests for additional information or clarification regarding information already provided in the submission. Nonetheless, because of the Prescription Drug User Fee Act (see below), the FDA has adhered more closely to the 180-day statutory review time frame. The FDA may refer the application to the appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. However, the FDA is not bound by the recommendation of an advisory committee.

  The FDA also requires a pre-approval inspection of the plant or facility at which the new drug product will be manufactured, to determine that the applicable manufacturing methods and controls used to produce the drug product are in compliance with the agency's GMP regulations. Such regulations mandate, among other things, quality control and quality assurance procedures and the maintenance of corresponding records and other documentation. If FDA evaluations of the NDA and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an approvable letter, which usually contains a number of conditions that must be met in order to secure final approval of the NDA. When and if those conditions (typically, labeling requirements) have been met to the FDA's satisfaction, the FDA will issue an approval letter, authorizing commercial marketing of the product for certain indications. As a condition of NDA approval, the FDA may require postmarketing testing (Phase 4 studies) and surveillance to monitor the drug's safety or efficacy. If the FDA's evaluation of the NDA submission or manufacturing facilities is not favorable, the FDA may refuse to approve the NDA or issue a not approvable letter, outlining the deficiencies in the submission and often requiring additional testing or information. Notwithstanding the submission of any requested additional data or information in response to an approvable or not approvable letter, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or safety or other problems associated with the drug occur following initial marketing.

  Before the Company's products can be marketed outside of the United States, they are subject to regulatory approval similar to FDA requirements in the United States, although the requirements governing the conduct of clinical trials and other premarket approval requirements vary widely from country to country, and the time spent in gaining approval varies from that required for FDA approval. No action can be taken to market any drug product in a country until an appropriate application has been approved by the regulatory authorities in that country. FDA approval does not assure approval by other regulatory authorities and there can be no assurance that foreign regulatory approvals will be granted. In some countries, the sale price of a drug product must also be approved. The pricing review period often begins after market approval is granted. Even if a foreign regulatory authority approves any of the Company's products, no assurance can be given that it will approve satisfactory prices for the products.

  The Prescription Drug User Fee Act program, reauthorized by the FDA Modernization Act of 1997, requires the payment of a substantial application fee for each NDA filed for a new prescription drug (at present approximately $250,000), and annual establishment and product fees for each marketed prescription drug for which an NDA is approved. These fees are used by the FDA to hire additional personnel to review NDAs, in order to expedite agency review of such applications with the goal of meeting the 180-day statutory review deadline. The FDA files annual reports with Congress on its progress in attaining this goal for applications reviewed during the previous government fiscal year. Review times for NDAs have been reduced substantially as a result of this program. A small business (having fewer than 500 employees), such as the Company, is granted a waiver of the application fee for the first NDA it submits to the FDA, but must pay the full application fee for all subsequent applications.

  The FDA Modernization Act of 1997 also codified the FDA's "fast track" procedures, applicable to new drugs intended for the treatment of a serious or life-threatening condition which demonstrate the potential to address unmet medical needs for such conditions. Such a new drug can be designated as a "fast track product" and reviewed and approved in an accelerated time frame, usually on the basis of Phase 1 and 2 clinical trials, which can utilize surrogate endpoints. However, there can be no assurance that any given new drug will be designated as a fast track product by the FDA. The applicant may be requested by the FDA, as a condition of fast track approval, to conduct and submit to FDA the results of one or more larger post-approval Phase 4 studies that verify the clinical benefit of the drug for its intended use in the relevant patient population. Failure to conduct a required Phase 4 study with due diligence could result in withdrawal of approval of a new drug approved under "fast track" conditions.

  Manufacturing facilities in the United States are subject to periodic inspection by the FDA and state authorities, and must comply with GMP regulations. Failure to comply with GMP or other applicable regulatory requirements (such as labeling and advertising rules and standards) may result in, among other things, withdrawal of marketing approval, warning letters, injunctions, recall or seizure of products, total or partial suspension of production, FDA refusal to approve pending new drug applications or supplements to approved applications, refusal to permit products to be imported or exported, refusal to allow the Company to enter into government supply contracts or criminal prosecution.

  The Company's research and development processes involve the controlled use of hazardous materials, chemicals and radioactive materials, and produce waste products. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated completely. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. Although the Company believes that it is in compliance in all material respects with applicable environmental laws and regulations, there can be no assurance that it will not be required to incur significant costs to comply with environmental laws and regulations in the future, or that any of the operations, business or assets of the Company will not be materially adversely affected by current or future environmental laws or regulations. See "Risk Factors--Government Regulation; No Assurance of Regulatory Approval."

PHARMACEUTICAL PRICING AND REIMBURSEMENT

  In both domestic and foreign markets, sales of the Company's products, if any, will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers, health maintenance organizations, pharmacy benefit management companies and other organizations. Both the federal and state governments in the United States and foreign governments continue to propose and pass legislation designed to contain or reduce the cost of health care, and regulations affecting the pricing of pharmaceuticals and other medical products and services may change or be adopted before any of the Company's product candidates are approved for marketing. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products including pharmaceuticals. There can be no assurance that the Company's products, if any, will be considered cost-effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize a return on its investment.

  The initial indication for one-alpha D/2/ is for secondary hyperparathyroidism associated with ESRD. The Company believes the majority of ESRD patients in the United States are covered for reimbursement of health care costs through Medicare and Medicaid, both of which are administered by HCFA. The current reimbursement policy of HCFA is to provide reimbursement for intravenously administered drugs but not orally administered drugs. As a result, intravenous D-hormones are currently favored by dialysis centers, because under a fee-for-service reimbursement arrangement, they are reimbursed by Medicare and Medicaid. The Company believes, however, that as the current trend to replace fee-for-service reimbursement plans with capitated reimbursement plans continues, dialysis centers will increasingly favor orally delivered D-hormones because of their lower cost. The Company's strategy to develop an oral formulation of one-alpha D/2/ for treatment of secondary hyperparathyroidism associated with ESRD before an intravenous formulation is based on this assumption regarding trends in health care reimbursement. There can be no assurance that the Company's assumptions are correct regarding capitated reimbursement or regarding the timing of any change to a capitated environment. In the event that fee-for-service reimbursement remains the predominant model for dialysis centers, sales of oral one-alpha D/2/, assuming regulatory approvals are received, could be materially adversely affected. The ability of the Company to obtain third-party reimbursement for use of one-alpha D/2/ would be dependent on the successful development of, receipt of regulatory approval for, and commercialization of, an intravenous formulation. See "Risk Factors--Uncertainty Related to Pricing and Reimbursement of Products."

COMPETITION

  Competition in the pharmaceutical and biotechnology industries is intense. The Company faces competition from a variety of sources and believes that several pharmaceutical or biotechnology companies are focused on the development of D-hormone therapies, particularly as they relate to treatment of secondary hyperparathyroidism and hyperproliferative diseases. The Company also competes with other large pharmaceutical companies that produce D-hormones for marketing in international marketplaces where alternative treatments have been approved by their respective regulatory bodies. Several companies also compete indirectly with the Company for the same indications utilizing different therapeutic approaches. Many of the Company's existing or potential competitors have substantially greater financial, research and development, marketing and human resources than the Company and are better equipped to develop, manufacture and market products. Other companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and established biotechnology companies. Several of these competitors have products that have been approved or are in development and operate large, well-funded research and development programs. The Company also faces intense competition from other companies for marketing, distribution and collaborative development agreements, for establishing relationships with academic and research institutions, and for licenses to proprietary technology. In addition, academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for discovery, research, clinical development and marketing of products similar to those of the Company. These companies and institutions compete with the Company in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to the Company's programs.

  Companies that complete clinical trials, obtain required regulatory approvals and commence commercial sales of their products before their competitors may achieve a significant competitive advantage. Accordingly, the relative speed with which the Company can develop products, complete preclinical testing and clinical trials and regulatory approval processes, and supply commercial quantities of products to the market are expected to be important competitive factors. A number of pharmaceutical and biotechnology companies are developing new products for the treatment of the same diseases being targeted by the Company. Abbott Laboratories markets intravenous calcitriol (Calcijex(R)) and Hoffmann-LaRoche, Inc. markets oral calcitriol (Rocaltrol(R)). Both drugs are approved for the treatment of secondary hyperparathyroidism associated with ESRD in the United States and certain European countries. A number of companies market oral one-alpha D/3/ in Europe under various trade names. Abbott Laboratories received marketing approval from the FDA in April 1998 for paracalcitol (Zemplar(R)), an intravenous formulation of an improved second generation D-hormone analog for the treatment of secondary hyperparathyroidism associated with ESRD. This product is expected to compete with one-alpha D/2/. Other companies, including Amgen, Inc., Chugai Pharma Europe Ltd. and NPS Pharmaceuticals, Inc. are also developing new therapies or have filed NDAs for the treatment of secondary hyperparathyroidism associated with ESRD for the United States or European markets. In addition, Leo Pharmaceuticals is developing and marketing improved D-hormone therapies for the treatment of certain hyperproliferative diseases and is marketing alfacalcidol, a synthetic analog of calcitriol, in Europe for the treatment of secondary hyperparathyroidism associated with ESRD and osteoporosis associated with secondary hyperparathyroidism.

  The Company believes that its ability to compete successfully will be based on its ability to create and maintain scientifically advanced technology, develop proprietary products with improved safety and efficacy profiles over existing therapies, attract and retain scientific personnel, obtain patent or other protection for its products, obtain required regulatory approvals and manufacture and successfully market its products either alone or through third parties, and obtain adequate third party reimbursement. Many of the Company's competitors have substantially greater financial, research and development, marketing and human resources than the Company. There can be no assurance that the Company's competitors will not develop more effective and/or affordable products, or achieve earlier patent protection or product commercialization than the Company or that such competitive products will not render the Company's products obsolete. See "Risk Factors--Significant Competition; Competition From New Technologies."

PRODUCT LIABILITY

  The Company's business exposes it to potential liabilities inherent in testing, manufacturing and commercializing pharmaceuticals for human use. The Company does not have product liability insurance for clinical use or commercial sale of any of its potential products, and the Company does not intend to obtain such insurance until one-alpha D/2/ is commercialized. There can be no assurance that the Company will be able to obtain insurance coverage at acceptable costs, or at all, or that the Company will not experience losses due to product liability claims. A product liability claim, product recall or other claim or claims for uninsured liabilities or for amounts exceeding the limits of the Company's insurance could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Product Liability."

PROPERTIES

  The Company currently leases approximately 10,000 square feet of office and laboratory space in Madison, Wisconsin. The lease expires on November 30, 2000. The Company believes its facility is adequate to meet its needs for the foreseeable future.

LEGAL PROCEEDINGS

  The Company may be a defendant from time to time in actions arising out of its ordinary business operations. There are no pending legal proceedings involving the Company as a defendant.

EMPLOYEES

  As of June 30, 1998, the Company had 25 full-time employees, including 19 in research and development and four in administration. Four of the Company's employees have Ph.D. degrees. None of the Company's employees is represented by a union. The Company considers its employee relations to be good.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information with respect to the executive officers and directors of the Company as of June 30, 1998:

NAME                        AGE                    POSITION
----                        ---                    --------
Richard B. Mazess,
 Ph.D.(1).................. 59  Chairman of the Board
Charles W. Bishop, Ph.D.... 46  President, Chief Executive Officer and Director
Robert A. Beckman(2)....... 43  Director
John Kapoor, Ph.D.(1)(2)... 55  Director
Martin Barkin, M.D......... 61  Director
Dale W. Gutman............. 44  Vice President-Finance
Paul V. Peterson........... 47  Vice President-Sales and Marketing

--------
(1) Member of Compensation Committee
(2) Member of Audit Committee

  Richard B. Mazess, Ph.D., the Company's founder, has served as a director of Bone Care since 1984. Dr. Mazess served as President of Bone Care from its inception in 1984 through February 1996, and has served as its Chairman of the Board since February 1996. Dr. Mazess has been President and a director of Lunar since its inception in 1980. Lunar develops and sells x-ray and ultrasound bone densitometers for the diagnosis and monitoring of osteoporosis and other metabolic bone diseases. Lunar also develops and sells medical imaging equipment used by orthopedists and radiologists for imaging extremities. Dr. Mazess became Professor Emeritus of Medical Physics at the University of Wisconsin--Madison in 1985, and has been on the faculty of the Department of Medical Physics since 1968.

  Charles W. Bishop, Ph.D., joined Bone Care in 1987 as Project Director and was named Vice President in 1990, and President and Chief Executive Officer in February 1996. Dr. Bishop has been a director of Bone Care since 1989. Dr. Bishop received a Ph.D. degree in Nutritional Biochemistry from Virginia Polytechnic Institute and completed a four-year National Institutes of Health Postdoctoral Fellowship in Vitamin D Biochemistry at the University of Wisconsin--Madison.

  Robert A. Beckman has been a director of Bone Care since 1989 and was Vice President of Finance for the period May 1996 through November 1996. Mr. Beckman has been Vice President of Finance for Lunar since 1987.

  John Kapoor, Ph.D., has been a director of Bone Care since 1990. Dr. Kapoor has been President and owner of EJ Financial Enterprises, a private financial and investment firm, since 1990. Since 1991, Dr. Kapoor has been a director of Akorn, Inc., an opthalmic and pharmaceutical product manufacturer and distributor, and has been acting Chief Executive Officer since June 1996. Dr. Kapoor also serves as a director of Unimed Pharmaceuticals, Inc., Option Care, Inc., Neopharm, Inc. and Integrated Surgical Systems, Inc.

  Martin Barkin, M.D., has been a director of Bone Care since 1993. Dr. Barkin has been President and Chief Executive Officer of Draxis Health, Inc., a pharmaceutical company, since 1992. Dr. Barkin formerly was a partner and National Practice Leader for Health Care at KPMG Peat Marwick, independent certified public accountants, from 1991 to 1992 and Deputy Minister of Health for the Province of Ontario from 1987 to 1991. Dr. Barkin is also a director of Dyna Care, Inc.

  Dale W. Gutman joined Bone Care in December 1996 as Vice President-Finance. From 1986 to December 1996, Mr. Gutman served as Vice President and Corporate Controller of the Chas. Levy Company, a distributor of magazines and books to independent and mass market retailers throughout the United States. Mr. Gutman is a Certified Public Accountant.

  Paul V. Peterson joined Bone Care in April 1998 as Vice President-Sales and Marketing. From 1973 to March 1998, Mr. Peterson served in a variety of sales and marketing positions of increasing responsibility with Pharmacia & Upjohn, Inc., a pharmaceutical company, where he last served as Director of Sales, U.S. Peptide Hormones.

BOARD COMPOSITION

  The Board of Directors of the Company consists of five members. Pursuant to the Articles of Incorporation, the Board is divided into three classes with each member of a class serving for a term of three years. The terms of Dr. Mazess and Dr. Kapoor expire at the Company's 1998 annual meeting of shareholders. The term of Dr. Barkin expires at the Company's 1999 annual meeting of shareholders. The terms of Dr. Bishop and Mr. Beckman expire at the Company's 2000 annual meeting of shareholders. Each director serves a term expiring at the annual meeting of shareholders in the year indicated above and until his successor shall have been elected and qualified. Executive officers of the Company are elected annually and serve until their earlier resignation or removal.

BOARD COMMITTEES

  The Board of Directors has established an Audit Committee and a Compensation Committee as permitted by the Company's By-Laws. The Audit Committee, composed of non-employee directors, is responsible for oversight of the audit of the corporate accounts conducted by the Company's independent public accountants whom it recommends for selection by the Board. The Audit Committee reviews the scope of the audit with such accountants and their related fees. The Compensation Committee, composed of non-employee directors, determines the compensation and benefits for officers (other than stock options granted under the 1996 Plan), and makes recommendations to the Board concerning compensation arrangements for the President and Chief Executive Officer and for members of the Board of Directors. The Company does not have a nominating committee of the Board. Under the By-Laws, the Board may establish additional committees as it deems advisable.

DIRECTOR COMPENSATION

  Officers of the Company do not receive any additional compensation for serving as members of the Board. In August 1997, Messrs. Barkin, Beckman and Kapoor were each granted non-qualified options under the 1996 Plan to purchase 9,000 shares of Common Stock at an exercise price of $7.50 per share, the fair market value on the grant date. These options expire ten years after their grant date and become exercisable in equal one-third annual increments on the first three anniversaries of the grant date. In September 1997, the Board determined that non-employee directors shall annually receive non-qualified stock options to purchase 9,000 shares of Common Stock pursuant to the 1996 Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the fiscal year ended June 30, 1997, Dr. Mazess served on the Compensation Committee of the Board of Directors. Dr. Mazess was President of the Company since its inception in 1986 through February 1996. In addition, Dr. Mazess has served as the President and as a director of Lunar since 1980.

EXECUTIVE OFFICER COMPENSATION

  The following table sets forth certain compensation during the fiscal years ended June 30, 1997, 1996 and 1995 for Charles W. Bishop, Ph.D., the Company's President and Chief Executive Officer. No other executive officer of the Company earned more than $100,000 during any of the last three fiscal years.

                          SUMMARY COMPENSATION TABLE

                                                    LONG-TERM
                          ANNUAL COMPENSATION      COMPENSATION
                         ----------------------    ------------
                                                    SECURITIES
NAME AND PRINCIPAL       FISCAL                     UNDERLYING      ALL OTHER
POSITION                  YEAR   SALARY  BONUS     OPTIONS (#)   COMPENSATION (3)
------------------       ------ -------- ------    ------------  ----------------
Charles W. Bishop,
 Ph.D...................  1997  $143,846 $2,250       10,000          $2,116
  President and Chief     1996   133,847  2,250(1)   140,000           1,966
  Executive Officer       1995   128,563  3,000(1)     7,500(2)        1,828

--------
(1) Compensation received from Lunar Corporation Bonus Program.
(2) Represents stock options granted under the Lunar Corporation Amended and Restated Stock Option Plan.
(3) Amounts shown consist of Company contributions to a defined contribution plan.

STOCK OPTION GRANTS IN FISCAL YEAR 1997

  The following table sets forth information with respect to individual stock option grants during the fiscal year ended June 30, 1997 to Dr. Bishop.


                                                                            POTENTIAL
                                                                           REALIZABLE
                                                                            VALUE AT
                                                                             ASSUMED
                                                                         ANNUAL RATES OF
                                                                          APPRECIATION
                                                                               FOR
                                        INDIVIDUAL GRANTS                OPTION TERM(3)
                         ----------------------------------------------- ---------------
                                    PERCENTAGE
                         NUMBER OF   OF TOTAL
                         SECURITIES  OPTIONS
                         UNDERLYING  GRANTED
                          OPTIONS     DURING
                          GRANTED     FISCAL   EXERCISE PRICE EXPIRATION
NAME                       (#)(1)   YEAR 1997  (PER SHARE)(2)    DATE      5%      10%
----                     ---------- ---------- -------------- ---------- ------- -------
Charles W. Bishop,
 Ph.D...................   10,000      18.9%       $5.75       6/17/07   $36,150 $91,650

--------
(1) All stock options were granted under the 1996 Plan. These options are nonqualified and vest 20% each year on the first five anniversaries of the grant date.
(2) The exercise price equals 100% of fair market value as of the grant date.
(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% assumed annual growth rates mandated by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the Common Stock price. The calculations were based on the exercise prices and the 10-year term of the options. No gain to the optionees is possible without an increase in stock price, which will benefit all shareholders proportionately. The "Potential Realizable Value" to all shareholders as a group which would result from the application of the same assumptions to the 8,722,382 shares of Common Stock outstanding at June 30, 1997, at the closing price of $6.50 per share of Common Stock on June 30, 1997, as reported by the Nasdaq Stock Market is an incremental gain of $35,674,542 and $90,363,878 for 5% and 10%, respectively.

FISCAL YEAR END STOCK OPTION VALUES

  The following table sets forth information on the number of unexercised stock options held by Dr. Bishop and the value of his unexercised stock options as of June 30, 1997. Dr. Bishop did not exercise any stock options during the fiscal year ended June 30, 1997.

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED      IN-THE-MONEY STOCK
                              STOCK OPTIONS AT FISCAL   OPTIONS AT FISCAL YEAR
                                   YEAR END (#)                 END(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Charles W. Bishop, Ph.D.....   51,691       122,000     $226,923     $499,180

--------
(1) Based upon the closing price of the Common Stock of $6.50 on June 30, 1997, as reported by the Nasdaq Stock Market, minus the exercise price.

STOCK OPTION PLANS

  Incentive Stock Option Plan. The Company adopted the Incentive Stock Option Plan (the "ISO Plan"; and, together with the 1996 Plan, the "Stock Option Plans") in January 1989. As of June 30, 1998, 67,124 shares of Common Stock have been issued upon the exercise of options granted under the ISO Plan, and options to purchase 59,228 shares of Common Stock were outstanding under the ISO Plan. The weighted average exercise price per share of such options is $2.11. In June 1990, the Board of Directors of the Company agreed not to grant any new options under the ISO Plan. The Company has not made any subsequent grants, except for a grant in March 1996 of replacement stock options to purchase 78,970 shares in exchange for the forfeiture of an equal amount of previously granted stock options.

  1996 Stock Option Plan. The 1996 Plan was initially adopted as of February 1, 1996. Under the 1996 Plan, a total of 1,000,000 shares of Common Stock were made available for grant.

  Only nonqualified stock options may be granted under the 1996 Plan. The option price per share of Common Stock purchasable upon exercise of an option is 100% of the fair market value of a share of Common Stock on the date of grant of such stock option. The 1996 Plan is administered by the Board of Directors of the Company and has the authority, subject to the terms of the 1996 Plan, to establish eligibility guidelines, select officers, key employees, consultants, and non-employee directors for participation in the 1996 Plan and determine the number of shares of Common Stock subject to a stock option, the exercise price for such shares of Common Stock, the time and conditions of vesting or exercise, and all other terms and conditions of the stock options. To the extent required under Section 162(m) of the Internal Revenue Code of 1986, and the rules and regulations thereunder, the maximum number of shares of Common Stock with respect to which options may be granted during any calendar year to any person is 200,000, subject to adjustment for changes in the Company's capitalization.

  The 1996 Plan may be amended by the Board of Directors in any respect, except that no amendment may be made without shareholder approval if such amendment would increase the maximum number of shares of Common Stock available under the 1996 Plan (other than certain adjustments for changes in the Company's capitalization) or would otherwise require shareholder approval. The 1996 Plan will terminate on February 1, 2006, unless earlier terminated by the Board of Directors.

  In the event of a change in control of the Company, any stock option not previously exercisable in full will become fully exercisable. A change in control generally is the acquisition, subject to certain exceptions, by any person of beneficial ownership of 50% or more of the outstanding shares of Common Stock, a change in the majority of the Board of Directors and approval by the shareholders of a reorganization, merger, consolidation, or sale of all or substantially all of the assets of the Company unless certain conditions are satisfied. This provision could raise the cost to a potential acquiror of engaging in a transaction that would constitute such a change in control and, therefore, could affect the willingness of an acquiror to propose such a transaction or the terms thereof.

  As of June 30, 1998, 34,300 shares of Common Stock have been issued upon the exercise of options granted under the 1996 Plan, options to purchase 468,550 shares of Common Stock at a weighted average exercise price of $4.06 were outstanding and 497,150 shares of Common Stock were reserved for future grants.

LIABILITY AND INDEMNIFICATION

  Under the Company's By-Laws and the WBCL, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless it is determined the director or officer breached or failed to perform his duties to the Company and such breach or failure constituted: (i) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest, (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (iii) a transaction from which the director or officer derived an improper personal profit, or (iv) willful misconduct. The Company's By-Laws provide that the Company may purchase and maintain insurance on behalf of an individual who is a director or officer of the Company against liability asserted against or incurred by such individual in his or her capacity as a director or officer regardless of whether the Company is required or authorized to indemnify or allow expenses to the individual against the same liability under the By-Laws. The Company has obtained such insurance for directors and officers.

  Under Section 180.0828 of the WBCL, a director of a corporation is not subject to personal liability to the corporation, its shareholders, or any person asserting rights on behalf thereof for damages, settlements, fees, fines, penalties or other monetary liabilities arising from breach of, or failure to perform any duty resulting solely from such person's status as a director, unless the person asserting liability proves that the breach or failure constituted: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director had a material conflict of interest, (ii) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (iii) a transaction from which the director derived an improper personal profit, or
(iv) willful misconduct. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. As a result of such provisions, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct.

                             CERTAIN TRANSACTIONS

RELATIONSHIP WITH LUNAR

  On May 8, 1996, Lunar, which then held 97.3% of the issued and outstanding shares of the Company's Common Stock, distributed to its shareholders of record as of April 24, 1996, all of the shares of Company Common Stock then owned by Lunar in a transaction intended to qualify as a tax-free distribution. As a result of the Distribution, the Company became a separate publicly-owned company.

  In connection with the Distribution, the Company and Lunar entered into a distribution agreement dated as of April 16, 1996 (the "Distribution Agreement") providing for, among other things, the principal corporate transactions required to effect the Distribution, the conditions to the Distribution, the allocation between the Company and Lunar of certain liabilities and certain other agreements governing the relationship between the Company and Lunar with respect to or in connection with the Distribution.

  In addition, the Company and Lunar entered into a tax disaffiliation agreement dated as of April 16, 1996 which provided for, among other things, a contribution of $725,000 by Lunar to the Company completed prior to the Distribution to reflect federal income tax savings previously realized by Lunar that were attributable to losses incurred by the Company prior to the Distribution and cross indemnification by each party for certain tax liabilities. Prior to the Distribution, Lunar entered into a transition agreement (the "Transition Agreement") with the Company pursuant to which Dr. Mazess, Mr. Beckman and other employees of Lunar would perform certain services and provide certain assistance to the Company. Such services include legal, treasury, financial, accounting, insurance administration, employee benefit and other services. As compensation for the various services provided to the Company pursuant to the Transition Agreement, the Company paid Lunar a monthly fee of $7,000, plus certain expenses, for services provided through June 30, 1997. Payments made to Lunar during fiscal year 1997 aggregated $135,000. To reflect changes in the level of such services, the base monthly fee was reduced effective July 1, 1997 to $5,000 per month and further reduced effective April 1, 1998 to $2,750 per month. Under the Transition Agreement, Lunar leased to the Company for a monthly fee of $2,000 approximately 3,000 square feet in Lunar's principal offices in Madison, Wisconsin. Lease obligations under the Transition Agreement terminated upon the Company's relocation to its new facilities during the first quarter of 1998. The Transition Agreement runs until May 8, 1999; however, the Company may terminate the Transition Agreement prior to the completion of the term by giving Lunar 90 days written notice. See Note 4 of "Notes to Consolidated Financial Statements."

  Dr. Mazess, the Chairman of the Board of the Company, is also the Chairman of the Board, President and Chief Executive Officer of Lunar and is the beneficial owner of approximately 33% of the outstanding common stock of Lunar. Mr. Beckman, a director of the Company, is also Vice President of Finance of Lunar.

RELATIONSHIP WITH TAYLOR PHARMACEUTICALS, INC.

  In November 1996, the Company entered into an agreement (the "Development Agreement") with Taylor Pharmaceuticals, Inc. ("Taylor"), whereby Taylor will assist in the formulation and manufacture of the intravenous formulation of the Company's lead compound, one-alpha D/2/. Taylor is a wholly-owned subsidiary of Akorn, Inc. Dr. Kapoor, a director of the Company, is a director and acting Chief Executive Officer of Akorn, Inc. Dr. Kapoor currently has a beneficial ownership interest of approximately 24% of Akorn, Inc. The Development Agreement calls for payments by the Company of approximately $500,000 to formulate one-alpha D/2/ into a safe, stable liquid presentation and to provide the Company with specified quantities. The Development Agreement was negotiated at arm's length after obtaining competitive bids. Payments during the fiscal year ended June 30, 1997 aggregated $244,167.

SALE OF COMMON STOCK

  The Company expects to sell Shares to Dr. Mazess and Dr. Kapoor, directors of the Company, T. Rowe Price Associates, Inc. and Dresdner RCM Global Investors LLC in the offering. See "Principal Shareholders" and "Plan of Distribution."

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of June 30, 1998 and as adjusted to reflect the sale by the Company of the Common Stock offered hereby, by (i) each director of the Company, (ii) each executive officer of the Company who is named in the summary compensation table included in this Prospectus, (iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock of the Company.

                                   BEFORE OFFERING           AFTER OFFERING
                              ------------------------- -------------------------
                                            PERCENTAGE                PERCENTAGE
                                 SHARES     OF SHARES      SHARES     OF SHARES
                              BENEFICIALLY BENEFICIALLY BENEFICIALLY BENEFICIALLY
NAME OF BENEFICIAL OWNER         OWNED       OWNED(1)      OWNED       OWNED(1)
------------------------      ------------ ------------ ------------ ------------
Richard B. Mazess, Ph.D. (2)
 ...........................   2,942,710       33.4%
 313 West Beltline Highway
 Madison, WI 53713
T. Rowe Price Associates,
 Inc. (3) ..................     854,000        9.7
 100 E. Pratt Street
 Baltimore, MD 21202
Dresdner RCM Global
 Investors LLC (4) .........     718,500        8.2
 4 Embarcadero Center, Suite
  3000
 San Francisco, CA 94111
Martin Barkin, M.D. (5) ....     238,642        2.7       238,642        2.4
Robert A. Beckman (6) ......      46,773        *          46,773         *
Charles W. Bishop, Ph.D. (7)
 ...........................      90,627        1.0        90,627         *
John Kapoor, Ph.D. (8) .....     139,050        1.6
All directors and executive
 officers as a group (7
 persons) (9) ..............   3,460,802       38.8

--------
*  Less than one percent (1%)

(1) Except as indicated below, the percentage beneficially owned represents shares of Common Stock held of record and beneficially as of June 30, 1998 and all shares of Common Stock are held with sole voting and investment power. Percentage amounts are based upon an aggregate of 8,808,956 shares issued and outstanding as of June 30, 1998 (9,808,956 shares of Common Stock outstanding upon completion of the offering) and shares of Common Stock issuable within 60 days of June 30, 1998 upon exercise of stock options.
(2) Includes 1,433,950 shares of Common Stock held by Dr. Mazess in joint tenancy with his wife and 587,500 shares of Common Stock held by Dr. Mazess as custodian for his daughters.

(3) Based on Amendment No. 1 to Schedule 13G dated February 12, 1998 furnished to the Company, before the offering T. Rowe Price Associates, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, had sole voting power with respect to 68,800 shares of Common Stock and sole dispositive power with respect to 854,000 shares of Common Stock, and T. Rowe Price Small Cap Value Fund, Inc., an investment company registered under Section 8 of the Investment Company Act of 1940, had sole voting power with respect to 650,000 shares of Common Stock and sole dispositive power with respect to no shares of Common Stock.

(4) Based on Amendment No. 2 to Schedule 13G dated January 30, 1998 furnished to the Company, before the offering Dresdner RCM Global Investors LLC , an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, had sole voting power with respect to 618,500 shares of Common Stock and sole dispositive power with respect to 718,500 shares of Common Stock. RCM Limited L.P. is the managing agent of Dresdner RCM Global Investors LLC and RCM General Corporation is the general partner of RCM Limited L.P. and may be deemed to be the beneficial owner of such securities to the extent that Dresdner RCM Global Investors LLC is deemed to be the beneficial owner of such securities. Based on Amendment No. 2 to Schedule 13G dated January 30, 1998 furnished by Dresdner Bank AG to the Company, Dresdner RCM Global Investors LLC is a wholly-owned subsidiary of Dresdner Bank AG and Dresdner Bank AG may be deemed to be the beneficial owner of such securities to the extent that Dresdner RCM Global Investors LLC is deemed to be the beneficial owner of such securities.

(5) Includes 1,800 shares of Common Stock issuable within 60 days upon exercise of stock options and 236,842 shares of Common Stock owned by Draxis, of which Dr. Barkin is Chief Executive Officer and over which he may be deemed to have voting and investment power.

(6) Includes 39,246 shares of Common Stock issuable within 60 days upon exercise of stock options, and 27 shares of Common Stock held by Mr. Beckman as custodian for his children.

(7) Includes 58,000 shares of Common Stock issuable within 60 days upon exercise of stock options and 2,800 shares of Common Stock held by Dr. Bishop as custodian for his children.

(8) Includes 1,800 shares of Common Stock issuable within 60 days upon exercise of stock options.

(9) Includes 100,846 shares of Common Stock issuable within 60 days upon exercise of stock options.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 28,000,000 shares of Common Stock, no par value, and 2,000,000 shares of Preferred Stock, par value $.001 per share. The Board of Directors of the Company has designated 140,000 shares of the Preferred Stock as Series A Junior Participating Preferred Stock in connection with the Rights described below. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Articles of Incorporation and the By-Laws of the Company, which are filed as exhibits to the Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission").

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Holders of Common Stock do not have cumulative voting rights in the election of directors and have no preemptive, subscription or redemption rights. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable, except for certain statutory liabilities which may be imposed by Section 180.0622 of the WBCL for unpaid employee wages. Section 180.0622 of the WBCL provides that shareholders of every corporation are personally liable to an amount equal to the par value of the shares owned by them and to the consideration for which their shares without par value were issued, for all debts owing to employees for services performed for such corporation, but not exceeding six months' service in the case of any individual employee. The Common Stock has no par value. Holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to shareholders are distributable ratably among the holders of Common Stock at that time outstanding subject to prior distribution rights of creditors of the Company.

PREFERRED STOCK

  The Articles of Incorporation provides that the Board of Directors of the Company is authorized, subject to certain limitations prescribed by law or the rules of The Nasdaq Stock Market, to issue, without further shareholder approval, up to 2,000,000 shares of Preferred Stock of the Company, to determine with respect to the Preferred Stock the preferences, limitations and relative rights, in whole or in part, before the issuance of any shares of Preferred Stock, to create one or more series of Preferred Stock, and, with respect to any series, to determine the number of shares of the series, the distinguishing designation and the preferences, limitations and relative rights, in whole or in part, before the issuance of any shares of that series. In connection with the adoption of the Company's shareholders rights plan, the Board of Directors of the Company designated 140,000 shares as the Series A Junior Participating Preferred Stock. See "--Rights Agreement."

RIGHTS AGREEMENT

  The Board of Directors has adopted a shareholders rights plan. Under the shareholders rights plan, each share of Common Stock has associated with it one preferred share purchase right (a "Right"). The terms of the Preferred Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Norwest Bank Minnesota, N.A. The following summary description of the Rights and the Rights Agreement is qualified in its entirety by reference to the Rights Agreement, which is filed as an exhibit to the Registration Statement.

  Under certain circumstances described below, each Right would entitle the holder thereof to purchase one two-hundredth of a share of Series A Junior Participating Preferred Stock for a price of $12.50 per one two-hundredth of a share, subject to adjustment. The Rights are not presently exercisable and are transferable only with the related shares of Common Stock. The Rights will not become exercisable or be evidenced by separate certificates or trade separately from the Common Stock prior to the occurrence of certain triggering events described below. In such an event, separate Rights certificates would be issued and distributed representing one Right for each share of Common Stock. There is no present market for the Rights separate from the Common Stock and the Company cannot predict whether a trading market would develop with respect to the Rights if the Rights ever become exercisable.

  The Rights would become exercisable at the specified exercise price upon the earliest to occur of (i) 10 business days after the first public announcement that any person or group (other than an Exempt Person, as defined below) has acquired beneficial ownership of 15% or more of the Company's outstanding shares of Common Stock (an "Acquiring Person") and (ii) 10 business days (unless delayed by the Board of Directors) after any person or group (other than an Exempt Person) has commenced, or announced the intention to commence, a tender or exchange offer which would, upon its consummation, result in such person or group being the beneficial owner of 15% or more of the outstanding shares of Common Stock (the earliest of such date is the "Distribution Date"). Rights certificates will be distributed as soon as practicable after the Distribution Date. Notwithstanding the foregoing, Rights may not be exercised following the occurrence of an event described below under the caption "Flip-In" prior to the expiration of the Company's right to redeem the Rights. An "Exempt Person" includes the Company, Dr. Mazess and certain persons and entities related to or affiliated with the Company or Dr. Mazess.

  Flip-In. After the Rights become exercisable and a person or group has become an Acquiring Person, the holders of the Rights (other than an Acquiring Person and certain transferees therefrom) would be entitled to purchase shares of Common Stock at a 50% discount. After the occurrence of a "Flip-In" event, the Rights of an Acquiring Person and such transferees become void.

  Flip-Over. In the event that, on or after the date on which an Acquiring Person has become such: (i) the Company merges into or consolidates with an Interested Shareholder (as defined below) or, unless all holders of the outstanding shares of Common Stock are treated the same, any other person (with limited designated exceptions), (ii) an Interested Shareholder or, unless all holders of the outstanding shares of Common Stock are treated the same, any other person (with limited designated exceptions) merges into the Company or (iii) the Company sells or transfers 50% or more of its consolidated assets or earning power to an Interested Shareholder or, unless all holders of the outstanding shares of Common Stock are treated the same, any other person (with limited designated exceptions), the holders of the Rights (other than Rights which have become void) would be entitled to purchase common shares of the acquiror (or a person affiliated therewith) at a 50% discount. In general, an "Interested Shareholder" is an Acquiring Person and certain persons affiliated, associated or acting on behalf of or in concert therewith.

  Redemption of Rights. The Rights may be redeemed, in whole but not in part, at a redemption price of $.005 per Right, subject to adjustment, at the direction of the Board, at any time prior to the earliest of (i) 10 business days after the first public announcement that any person or group has become an Acquiring Person, (ii) the occurrence of any transaction described under the caption "Flip-Over" and (iii) April 13, 2006. Under certain circumstances set forth in the Rights Agreement, redemption requires that disinterested directors be in office and that the decision to redeem the Rights have the concurrence of at least a majority of the disinterested directors after the occurrence of an event. Such circumstances include redeeming the Rights (i) at a time at which there is an Acquiring Person or (ii) after the first public announcement that a person or group has become an Acquiring Person but prior to the occurrence of a transaction described under the caption "Flip-Over," but only (i) if the person who is the Acquiring Person shall have reduced its beneficial ownership of the then outstanding shares of Common Stock to less than 10% or (ii) in connection with any transaction described under the caption "Flip-Over" which does not involve an Interested Shareholder and in which all holders of the Common Stock are treated the same.

  Exchange of Shares for Rights. At any time after any person or group shall have become an Acquiring Person and before any person (other than an Exempt Person), together with its affiliates and associates, shall have become the beneficial owner of 50% or more of the outstanding shares of Common Stock, the Board of

Directors may, at its option, exchange all or any part of the Rights (other than Rights which have become void) for shares of Common Stock at the exchange rate of one share of Common Stock (or one two-hundredth of a Preferred Share) per Right, subject to adjustment.

  The Rights have certain antitakeover effects. See "Certain Anti-takeover Effects of Certain Provisions of Articles of Incorporation, By-laws, the Rights and Wisconsin Law."

TERMS OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

  The Series A Junior Participating Preferred Stock (the "Preferred Shares") which would be issuable upon exercise of the Rights (should the Rights become exercisable) would not be redeemable. Each Preferred Share would entitle the holder thereof to receive a preferential quarterly dividend equal to 200 times the aggregate per share amount of all cash dividends, plus 200 times the aggregate per share amount (payable in kind) of all non-cash dividends and other distributions (other than in shares of Common Stock), declared on the Common Stock during such quarter, adjusted to give effect to any dividend on the Common Stock payable in shares of Common Stock or any subdivision, combination or reclassification of the Common Stock (a "Dilution Event"). Each Preferred Share would entitle the holder thereof to 200 votes on all matters submitted to a vote of the shareholders of the Company, voting together as a single class with the holders of the Common Stock and the holders of any other class of capital stock having general voting rights, adjusted to give effect to any Dilution Event. In the event of liquidation of the Company, the holder of each Preferred Share would be entitled to receive a preferential liquidation payment equal to 200 times the aggregate per share amount to be distributed to the holders of the Common Stock, adjusted to give effect to any Dilution Event, plus an amount equal to accrued and unpaid dividends and distributions on such Preferred Share, whether or not declared, to the date of such payment. In the event of any merger, consolidation or other transaction in which the outstanding shares of Common Stock are exchanged for or converted into other capital stock, securities, cash and/or other property, each Preferred Share would be similarly exchanged or converted into 200 times the per share amount applicable to the Common Stock, adjusted to give effect to any Dilution Event.

ARTICLES OF INCORPORATION AND BY-LAWS

  Certain provisions of the Articles of Incorporation and the By-Laws could have anti-takeover effects and may delay, defer or prevent a takeover attempt that a shareholder might consider to be in the shareholder's best interest. These provisions are intended to enhance the likelihood of continuity and stability in the composition of and in the policies formulated by the Board of Directors of the Company. In addition, these provisions are also intended to ensure that the Board of Directors will have sufficient time to act in what the Board of Directors believes to be the best interests of the Company and its shareholders.

  Classified Board of Directors. The Articles of Incorporation and By-Laws provide for a Board of Directors divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for shareholders to change the composition of the Board of Directors in a short period of time. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors.

  Number of Directors; Filling Vacancies; Removal. The Articles of Incorporation and the By-Laws provide that the Board of Directors will consist of at least five and no more than twelve members as fixed by the By-Laws. The By-Laws currently fix the number of directors at five. The By-Laws provide that the Board of Directors, acting by majority vote of the directors then in office, may fill any newly created directorships or vacancies on the Board of Directors. The Articles of Incorporation and the By-Laws provide that a director may be removed upon the affirmative vote of 80% of the outstanding shares entitled to vote for the election of such directors, and any vacancy so created may be filled by the affirmative vote of 80% of such shares.

  Super-Majority Vote. The Articles of Incorporation provide that in voting on a merger or consolidation of the Company with or into any other corporation, or sale, lease or exchange of all or substantially all of the property and assets of the Company, the affirmative vote of 60% of the shares of Common Stock then entitled to vote is required for approval.

  Shareholder Advance Notice Requirements. The By-Laws of the Company provide that for nominations for the Board of Directors or for other business to be properly brought by a shareholder before an annual or special meeting of shareholders, the shareholder must first have given notice thereof in writing to the Secretary of the Company. To be timely, a shareholder's notice generally must be delivered not more than 90 days nor less than 60 days prior to the date of the meeting. In addition, the notice must contain, among other things, certain information about the shareholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting.

  Preferred Stock. The Articles of Incorporation provide that the Board of Directors of the Company is authorized, subject to certain limitations prescribed by law or the rules of The Nasdaq Stock Market, to issue, without further shareholder approval, up to 2,000,000 shares of Preferred Stock of the Company. The authorized shares of Preferred Stock of the Company, as well as shares of Common Stock, are available for issuance without further action by the shareholders of the Company, unless such action is required by applicable law or the rules of The Nasdaq Stock Market. The Nasdaq Stock Market currently requires shareholder approval as a prerequisite to listing shares in several instances, including in certain situations where the present or potential issuance of shares could result in a change in control or an increase in the number of shares of common stock or in the voting power outstanding of 20% or more.

  Although the Board of Directors of the Company has no intention at the present time of doing so, the Company could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its shareholders. The Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the Board of Directors, including a tender offer or other transaction that some, or a majority, of the Company's shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then-current market price of such stock.

CERTAIN EFFECTS OF THE RIGHTS PLAN

  The Rights Plan is designed to protect shareholders of the Company in the event of unsolicited offers to acquire the Company and other coercive takeover tactics which, in the opinion of the Board of Directors, could impair its ability to represent shareholder interests. The provisions of the Rights Agreement may render an unsolicited takeover of the Company more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer the Company's shareholders the opportunity to sell their stock at a price above the then prevailing market rate and may be favored by a majority of the Company's shareholders. See "--Rights Agreement."

CERTAIN WISCONSIN BUSINESS CORPORATION LAW PROVISIONS

  Restrictions on Business Combinations. Section 180.1141 of the WBCL provides that a "resident domestic corporation," such as the Company, may not engage in a "business combination" with an "interested stockholder" (a person beneficially owning 10% of the voting power of the outstanding voting stock), for three years after the date (the "stock acquisition date") the interested shareholder acquired its 10% or greater interest, unless the business combination (or acquisition of 10% or greater interest) was approved before the stock acquisition date by the corporation's board of directors. After the three-year period, a business combination that was not so approved by the corporation's board of directors can be consummated only if it is approved by the affirmative vote of a majority of the outstanding voting shares not beneficially owned by the interested stockholder or is made at a specified formula price intended to provide a fair price for the shares held by noninterested shareholders. As described above under "Articles of Incorporation and By-Laws," under the Articles of Incorporation, the affirmative vote of 60% of the shares of Common Stock then entitled to vote is required to approve a business combination.

  In addition, the WBCL provides, in Sections 180.1130 to 180.1133, that business combinations involving a "significant shareholder" (as defined below) and an "issuing public corporation" (generally defined as a Wisconsin corporation with total assets exceeding $1,000,000, a class of equity securities held of record by 500 or more persons, and with at least 100 shareholders of record with unlimited voting rights who are Wisconsin residents) are subject to a supermajority vote of shareholders, in addition to any approval otherwise required. A "significant shareholder," with respect to an issuing public corporation, is defined as a person who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or an affiliate of the corporation which beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years. Under the WBCL, the business combinations described above must be approved by 80% of the voting power of the corporation's stock and at least two-thirds of the voting power of the corporation's stock not beneficially held by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met: (i) the aggregate value of the per share consideration is equal to the higher of (a) the highest price paid for any common stock of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the business combination,
(b) the market value of the corporation's shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is highest, or
(c) the highest liquidation or dissolution distribution to which holders of shares would be entitled, and (ii) either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered. The Articles of Incorporation provide that neither Dr. Mazess, any affiliate of Dr. Mazess nor the estate, executor, administrator, conservator or beneficiaries of Dr. Mazess shall constitute a significant shareholder for purposes of the foregoing.

  Stock Purchase Restrictions. Section 180.1134 of the WBCL provides that, in addition to the vote otherwise required by law or the articles of incorporation of an "issuing public corporation," the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Shareholder approval is required for the corporation to (i) acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares or (ii) sell or option assets of the corporation which amount to at least 10% of the market value of the corporation unless at least a majority of at least three independent directors vote not to have this provision apply to the corporation. The restrictions described in clause (i) above may have the effect of deterring a shareholder from acquiring shares of the Company with the goal of seeking to have the Company repurchase such shares at a premium over the market price or, alternatively, may deter a person from embarking on an acquisition of the Company in which shareholders might receive a premium for their stock over the then-current market price of such stock.

  Control Share Voting Restrictions. Section 180.1150 of the WBCL provides that, absent a contrary provision in the Articles of Incorporation, the voting power of shares (including shares issuable upon conversion of convertible securities or upon exercise of options or warrants) of an "issuing public corporation" held by any person in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of such excess shares unless, at a special meeting of shareholders called in accordance with certain procedures, the affirmative vote of a majority of the voting power represented at the meeting and entitled to vote on the subject matter approve a resolution restoring full voting power to such shares. Shares of an issuing public corporation held or acquired from the issuing public corporation or acquired under an agreement entered into at a time when the issuing public corporation was not an issuing public corporation are excluded from the application of these provisions. The Articles of Incorporation provide that Section 180.1150 should not in any way limit the voting power of any shares of capital stock owned by Dr. Mazess, any affiliate of Dr. Mazess or the estate, administrator, conservator or beneficiaries of Dr. Mazess.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is Norwest Bank Minnesota, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the offering and based on the number of shares outstanding on June 30, 1998, the Company will have a total of 9,808,956 shares of Common Stock outstanding. Of these shares, 9,793,956 including the Shares, will be freely tradeable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined under the Securities Act.

  The Company has obtained from all of the executive officers and directors and certain shareholders of the Company holding in the aggregate 3,359,956
shares of Common Stock before the offering (        shares of Common Stock
after the offering) and exercisable options to purchase an aggregate of 100,846 shares of Common Stock agreements not to directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, establish an open put equivalent position or otherwise dispose of any Common Stock or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock for a period of 90 days from the date of the final Prospectus. See "Plan of Distribution."

  As of June 30, 1998, options to purchase a total of 527,778 shares of Common Stock pursuant to the Stock Option Plans were outstanding at a weighted average exercise price of $3.84 per share, of which options to purchase 130,266 shares of Common Stock were then exercisable. An additional 497,150 shares of Common Stock were reserved for future option grants under the 1996 Plan. The Company has an effective registration statement on Form S-8 under the Securities Act registering shares of Common Stock subject to stock options granted under the Stock Option Plans. See "Management--Stock Option Plans."

                           PLAN OF DISTRIBUTION

  The Shares are being sold on an any or all basis by the Company in a directed public offering by the Company. No underwriter or placement agent has been or will be engaged by the Company in connection with the sale of any Shares. The Company intends to offer and sell the Shares at the price to public set forth on the cover page of this Prospectus in a privately negotiated transaction between the Company and the purchasers of the Shares. The Company expects that delivery of the certificates representing the Shares
will be made against payment therefor on or about July   , 1998. The Company
expects to sell     ,           , and      of the Shares, respectively, to Dr.
Mazess and Dr. Kapoor, directors of the Company, T. Rowe Price Associates, Inc. and Dresdner RCM Global Investors LLC. See "Principal Shareholders."

  The purchasers of the Shares are not obligated to pay for or accept the Shares prior to the closing of the sale of the Shares by the Company. There can be no assurance that the Company will sell any or all of the Shares. The Company has not fixed a minimum number of Shares to be sold.

  The directors, executive officers and certain shareholders of the Company, who based on the number of shares outstanding and stock options exercisable within 60 days as of June 30, 1998, collectively beneficially own 3,359,956
shares of Common Stock (      shares of Common Stock after the offering), have
agreed not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of any rights with respect to any shares of Common Stock, any options or warrants to purchase Common Stock, or any securities convertible or exchangeable for Common Stock, owned directly by such holders or with respect to which they have the power of disposition for a period of 90 days after the date of the final Prospectus.


                                 LEGAL MATTERS

  Certain legal matters in connection with the offering will be reviewed for the Company by Sidley & Austin, Chicago, Illinois and with respect to certain patent matters, by Stroud, Stroud, Willink, Thompson & Howard, Madison, Wisconsin. The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Michael, Best & Friedrich, Milwaukee, Wisconsin.

                                    EXPERTS

  The consolidated financial statements of the Company as of June 30, 1997 and 1996 and for each of the years in the three-year period ended June 30, 1997 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission the Registration Statement under the Securities Act with respect to the Common Stock and associated Rights offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock and Rights offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549; Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661; and Seven World Trade Center, New York, New York 10048; and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

  The Company is required to comply with the reporting requirements of the Exchange Act and files annual, quarterly and other reports with the Commission. Similarly, the Company is subject to the proxy solicitation requirements of the Exchange Act and, accordingly, furnishes audited financial statements to its shareholders in connection with its annual meetings of shareholders.

                         BONE CARE INTERNATIONAL, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Independent Auditors' Report.............................................  F-2
Consolidated Statements of Operations for the nine months ended March 31,
 1998 and 1997 (unaudited) and each of the three years in the period ended June 30, 1997.....................................................  F-3
Consolidated Balance Sheets as of March 31, 1998 (unaudited) and June 30,
 1997 and 1996...........................................................  F-4
Consolidated Statements of Shareholders' Equity for the nine months ended
 March 31, 1998 (unaudited) and each of the three years in the period ended June 30, 1997.....................................................  F-5
Consolidated Statements of Cash Flows for the nine months ended March 31,
 1998 and 1997 (unaudited) and each of the three years in the period ended June 30, 1996.....................................................  F-6
Notes to the Consolidated Financial Statements...........................  F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Bone Care International, Inc.:

  We have audited the accompanying consolidated balance sheets of Bone Care International, Inc. and subsidiary as of June 30, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bone Care International, Inc. and subsidiary as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
August 2, 1997

                  BONE CARE INTERNATIONAL, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    NINE MONTHS ENDED
                                 YEAR ENDED JUNE 30,                    MARCH 31,
                         --------------------------------------  ------------------------
                            1995         1996          1997         1997         1998
                         ----------  ------------  ------------  -----------  -----------
                                                                       (UNAUDITED)
Revenues................ $   15,000  $     18,620  $     39,425  $    39,425  $       --
Operating expenses:
  Cost of sales.........        --         11,918        38,304       38,304          --
  Research and
   development..........    535,195     1,157,914     2,885,127    1,993,485    3,061,783
  General and
   administrative.......    171,788       196,370       438,831      312,836      588,376
                         ----------  ------------  ------------  -----------  -----------
    Total operating
     expenses...........    706,983     1,366,202     3,362,262    2,344,625    3,650,159
                         ----------  ------------  ------------  -----------  -----------
Loss from operations....   (691,983)   (1,347,582)   (3,322,837)  (2,305,200)  (3,650,159)
Other income (expense):
  Interest income.......      2,588       103,310       528,492      407,804      285,183
  Interest expense......     (9,344)      (13,495)          --           --           --
                         ----------  ------------  ------------  -----------  -----------
  Interest, net.........     (6,756)       89,815       528,492      407,804      285,183
                         ----------  ------------  ------------  -----------  -----------
Net loss................ $ (698,739) $ (1,257,767) $ (2,794,345)  (1,897,396)  (3,364,976)
                         ==========  ============  ============  ===========  ===========
Net loss per common
 share.................. $    (0.41) $      (0.26) $      (0.32) $     (0.22) $     (0.39)
                         ==========  ============  ============  ===========  ===========
Weighted average number
 of common shares.......  1,697,884     4,894,028     8,713,344    8,710,364    8,734,845
                         ==========  ============  ============  ===========  ===========



          See accompanying notes to consolidated financial statements.

                  BONE CARE INTERNATIONAL, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                  JUNE 30,
                                           ------------------------
ASSETS                                        1996         1997      MARCH 31, 1998
------                                     -----------  -----------  --------------
                                                                      (UNAUDITED)
Current assets:
  Cash and cash equivalents............... $11,060,843  $ 8,531,714   $ 5,009,088
  Receivables.............................       1,619          --            --
  Inventory...............................         --        52,565        34,392
  Prepaid expenses........................      20,695          --         49,639
                                           -----------  -----------   -----------
      Total current assets................  11,083,157    8,584,279     5,093,119
Property, plant and equipment, at cost:
  Lab improvements........................      21,092       21,092        64,237
  Furniture and fixtures..................      20,390       24,625        66,954
  Machinery and other equipment...........     215,979      263,970       380,275
                                           -----------  -----------   -----------
                                               257,461      309,687       511,466
Less accumulated depreciation.............     192,677      226,737       258,105
                                           -----------  -----------   -----------
                                                64,784       82,950       253,361
Excess of cost over fair value of net
 assets acquired, net of
 accumulated amortization of $553,512 at
 June 30, 1996, $642,960 at June 30, 1997
 and $710,046 at March 31, 1998...........     806,405      716,957       649,871
Patent fees, net of accumulated
 amortization of $251,462 at
 June 30, 1996, $359,462 at June 30, 1997
 and $458,462 at March 31, 1998...........     306,979      516,270       686,776
Other non-current assets..................         --           --        287,828
                                           -----------  -----------   -----------
                                           $12,261,325  $ 9,900,456   $ 6,970,955
                                           ===========  ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Accounts payable........................ $    73,236  $   141,445   $   400,592
  Accrued liabilities:
    Accrued clinical study and research
     costs................................         --       291,165       330,994
    Compensation payable..................       4,133       15,447        31,121
    Property, payroll and other taxes.....       1,750        8,388           --
    Other.................................         --        24,500        33,896
                                           -----------  -----------   -----------
      Total current liabilities...........      79,119      480,945       796,603
Shareholders' equity:
  Preferred stock--authorized--2,000,000
   shares of
   $.001 par value; none issued...........         --           --            --
  Common stock--authorized--28,000,000
   shares of
   no par value; issued and outstanding--
   8,707,382 shares at June 30, 1996,
   8,722,382 at June 30, 1997 and
   8,779,317 at March 31, 1998............  11,393,883   11,393,883    11,393,883
Additional paid-in capital................   3,524,275    3,555,925     3,675,742
Accumulated deficit.......................  (2,735,952)  (5,530,297)   (8,895,273)
                                           -----------  -----------   -----------
                                            12,182,206    9,419,511     6,174,352
                                           -----------  -----------   -----------
                                           $12,261,325  $ 9,900,456   $ 6,970,955
                                           ===========  ===========   ===========

          See accompanying notes to consolidated financial statements.

                  BONE CARE INTERNATIONAL, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                ADDITIONAL                  TOTAL
                          NUMBER OF   COMMON     PAID-IN   ACCUMULATED  SHAREHOLDERS'
                           SHARES      STOCK     CAPITAL     DEFICIT       EQUITY
                          --------- ----------- ---------- -----------  -------------
Balance at June 30,
 1994...................  1,697,884 $   583,333 $1,453,984 $  (779,446)  $ 1,257,871
Net loss for the year
 ended June 30, 1995....        --          --         --     (698,739)     (698,739)
                          --------- ----------- ---------- -----------   -----------
Balance at June 30,
 1995...................  1,697,884     583,333  1,453,984  (1,478,185)      559,132
Conversion of Lunar
 Corporation advances
 to common stock........    214,802     634,683        --          --        634,683
Contribution of Lunar
 Corporation D- hormone
 assets and all the
 outstanding shares of
 Continental Assays
 Corporation for common
 stock..................  3,397,348     175,867        --          --        175,867
Capital contributions by
 Lunar Corporation......  3,397,348  10,000,000  1,285,291         --     11,285,291
Capital contribution by
 Draxis Health Inc......        --          --      60,000         --         60,000
Payment from Lunar
 Corporation for tax
 benefit................        --          --     725,000         --        725,000
Net loss for the year
 ended June 30, 1996....        --          --         --   (1,257,767)   (1,257,767)
                          --------- ----------- ---------- -----------   -----------
Balance at June 30,
 1996...................  8,707,382  11,393,883  3,524,275  (2,735,952)   12,182,206
Issuance of shares under
 stock option plan......     15,000         --      31,650         --         31,650
Net loss for the year
 ended June 30, 1997..          --          --         --   (2,794,345)   (2,794,345)
                          --------- ----------- ---------- -----------   -----------
Balance at June 30,
 1997...................  8,722,382  11,393,883  3,555,925  (5,530,297)    9,419,511
Issuance of shares under
 stock option plan
 (unaudited)............     56,785         --     119,817         --        119,817
Issuance of stock
 awards.................        150         --         --          --            --
Net loss for the nine
 month period ended
 March 31, 1998
 (unaudited)............        --          --         --   (3,364,976)   (3,364,976)
                          --------- ----------- ---------- -----------   -----------
Balance at March 31,
 1998 (unaudited).......  8,779,317 $11,393,883 $3,675,742 $(8,895,273)  $ 6,174,352
                          ========= =========== ========== ===========   ===========



          See accompanying notes to consolidated financial statements.

                  BONE CARE INTERNATIONAL, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 NINE MONTHS ENDED
                                YEAR ENDED JUNE 30,                 MARCH  31,
                         -----------------------------------  ------------------------
                           1995        1996         1997         1997         1998
                         ---------  -----------  -----------  -----------  -----------
                                                                    (UNAUDITED)
Cash flows from
 operating activities:
  Net loss.............. $(698,739) $(1,257,767) $(2,794,345) $(1,897,396) $(3,364,976)
  Adjustments to
   reconcile net loss to
   net cash used in
   operating activities:
    Depreciation and
     amortization.......   115,094      182,378      231,508      168,966      202,525
    Changes in assets
     and liabilities:
      Receivables.......      (785)      33,168        1,619        1,619          --
      Inventory.........       --           --       (52,565)     (51,708)      18,173
      Accounts payable..    11,692      (70,909)      68,209       42,784      259,147
      Accrued
       liabilities......    (8,431)       4,289      333,617      334,138       56,511
      Other.............     1,110       (2,695)      20,695       20,695     (134,312)
                         ---------  -----------  -----------  -----------  -----------
      Net cash used in
       operating
       activities.......  (580,059)  (1,111,536)  (2,191,262)  (1,380,902)  (2,962,932)
                         ---------  -----------  -----------  -----------  -----------
Cash flows from
 investing activities:
  Additions to property,
   plant and equipment..   (15,254)     (30,081)     (52,226)     (52,912)    (206,850)
  Patent fees...........   (26,501)     (87,597)    (317,291)    (174,631)    (269,506)
  Continental Assays
   cash contribution....       --         6,832          --           --           --
                         ---------  -----------  -----------  -----------  -----------
      Net cash used in
       investing
       activities....... $ (41,755) $  (110,846) $  (369,517) $  (227,543) $  (476,356)
                         ---------  -----------  -----------  -----------  -----------
Cash flows from
 financing activities:
  Proceeds from Lunar
   Corporation advances.   444,344      190,339          --           --           --
  Proceeds from Lunar
   Corporation capital
   contributions........       --    12,010,291          --           --           --
  Proceeds from Draxis
   Health, Inc. capital
   contribution.........       --        60,000          --           --           --
  Proceeds from exercise
   of stock options.....       --           --        31,650       31,650      119,817
  Offering costs........       --           --           --           --      (203,155)
                         ---------  -----------  -----------  -----------  -----------
      Net cash provided
       by (used in)
       financing
       activities.......   444,344   12,260,630       31,650       31,650      (83,338)
                         ---------  -----------  -----------  -----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents............  (177,470)  11,038,248   (2,529,129)  (1,576,795)  (3,522,626)
Cash and cash
 equivalents at
 beginning of the
 period.................   200,065       22,595   11,060,843   11,060,843    8,531,714
                         ---------  -----------  -----------  -----------  -----------
Cash and cash
 equivalents at end of
 the period............. $  22,595  $11,060,843  $ 8,531,714  $ 9,484,048  $ 5,009,088
                         =========  ===========  ===========  ===========  ===========

          See accompanying notes to consolidated financial statements.

                 BONE CARE INTERNATIONAL, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF ACCOUNTING POLICIES

  Principles of Consolidation: The consolidated financial statements include the accounts of Bone Care International, Inc. and its wholly-owned subsidiary, Continental Assays Corporation through June 11, 1998, the date of its dissolution, (the Company). All significant intercompany accounts and transactions have been eliminated in consolidation.

  Description of Business: Bone Care International, Inc. is engaged in the discovery and development of improved D-hormone therapies. In November 1997, the Company announced results from its two pivotal Phase 3 clinical trials for an oral formulation of its lead product candidate, one-alpha D/2/, a synthetic D-hormone analog, for the treatment of secondary hyperparathyroidism associated with end stage renal disease. The Company also performs blood assays to determine the variety and level of D-hormone metabolites in blood for both internal research and on behalf of third parties.

  The Company was a subsidiary of Lunar Corporation (Lunar) until May 8, 1996. The Board of Directors of Lunar declared a dividend, payable to holders of record of Lunar common stock, of one share of the Company's common stock for every two shares of Lunar common stock held of record on April 24, 1996. The distribution occurred on May 8, 1996, at which time Lunar and the Company became separate publicly-traded companies.

  Interim Financial Information: The financial information at March 31, 1998 and for the nine months ended March 31, 1997 and 1998 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and of the operating results and cash flows for those periods. Results of the nine month period are not necessarily indicative of results expected for the entire year.

  Revenue Recognition: Revenues from assay services are recognized as services are performed.

  Cash and Cash Equivalents: For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

  Inventory: Inventory is stated at the lower of cost or market; cost is determined by the first-in, first-out method. Inventory consists of raw materials.

  Depreciation and Amortization: Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. A combination of straight-line and accelerated methods of depreciation are used for financial statement and income tax reporting purposes.

  The cost of property and equipment are depreciated over the following estimated useful lives:

             ASSET CLASSIFICATION                        ESTIMATED USEFUL LIFE
             --------------------                        ---------------------
      Machinery, furniture, and fixtures                       5-7 years
      Lab improvements                                        31.5 years

  Intangible Assets: The excess of cost over fair value of net assets acquired is being amortized on a straight-line basis over a 15-year period. Legal costs incurred to register patents are amortized over a period of up to 10 years. The Company continuously reviews intangibles to assess recoverability from future operations using undiscounted cash flows. Impairment would be recognized in operating results if a permanent diminution in value occurred. Impairment would be measured using fair value.

  Research and Development Costs: Materials, labor, and overhead expenses related to research and development projects are charged to operations as incurred.

                 BONE CARE INTERNATIONAL, INC. AND SUBSIDIARY

  Stock-Based Compensation: Stock-based compensation related to employees is recognized using the intrinsic value method and thus there is no compensation expense for options granted with exercise prices equal to the fair value of the Company's common stock on the date of the grant. Stock-based compensation related to non-employees is not material.

  Capital Structure: On October 10, 1997, the Company declared a 2-for-1 stock split in the form of a stock dividend to shareholders of record on October 27, 1997. The dividend was paid November 14, 1997. Accordingly, all common share and per share data in the accompanying financial statements have been adjusted to give effect to the stock split.

  Net Loss Per Share: Net loss per share is based on a weighted average number of shares of common stock of 1,697,884, 4,894,028 and 8,713,344 for the years ended June 30, 1995, 1996 and 1997, respectively, and 8,710,364 and 8,734,845 for the nine months ended March 31, 1997 and 1998, respectively. Common equivalent shares resulting from stock options have been excluded as their effect is antidilutive.

  The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 "Earnings per Share" (SFAS No. 128), in February 1997. The Company adopted SFAS No. 128 effective with financial statements issued for periods ended on or after December 31, 1997. Although SFAS No. 128 requires restatement of prior period per share data, such restatement resulted in no effect to the Company's previously reported per share data. Diluted per share data is not presented as the effect of potentially issuable common shares would be antidilutive.

  Income Taxes: Income taxes are accounted under the assets and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  For the period prior to the May 8, 1996 distribution, the Company was included in the consolidated federal income tax return of Lunar. Through the date of distribution, tax expense has been calculated as if the Company filed separate income tax returns; however, as a result of net operating losses incurred, no income taxes have been provided for in any of the periods presented.

  Fair Value of Financial Instruments: The fair value of financial instruments, which consisted of cash and cash equivalents, receivables, accounts payable, and accrued liabilities, approximate their carrying values.

  Use of Estimates: In preparing the consolidated financial statements, the Company's management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. STOCK OPTIONS

  Bone Care has granted options to key employees and directors under two separate programs.

  The January 1, 1989 option plan is intended to qualify as an incentive stock option plan within the meaning of Section 422 of the Internal Revenue Code of 1986. Stock options to purchase shares of the Company's common stock granted under this plan may be exercised, with certain exceptions in the case of the optionee's death or retirement, only during employment. Stock options granted are exercisable, during the optionee's lifetime, only by the optionee. The stock options granted under this plan vest over a five year period and expire 10 years from the granting date. At March 31, 1998, a total of 126,352 options were issued and 86,867 options were outstanding under this plan. In June 1990, the Board of Directors of Bone Care agreed not to issue any

                 BONE CARE INTERNATIONAL, INC. AND SUBSIDIARY new options under this plan. The Company has not made any subsequent grants, except for a grant in March 1996 of replacement stock options to purchase 78,970 shares in exchange for the forfeiture of an equal amount of previously granted stock options.

  Under the second option program, titled the Bone Care International, Inc. 1996 Stock Option Plan, a total of 1,000,000 shares of common stock were made available, of which 619,700 remain available for grant at June 30, 1997 (525,650 at March 31, 1998). Options granted under this program vest over a three- or five-year period. The options will expire 10 years from the granting date, or upon termination of employment.

  A summary of the Company's stock option activity, and related information are summarized as follows:

                                        YEAR ENDED JUNE 30,                     NINE MONTHS
                         ----------------------------------------------------      ENDED
                               1995             1996              1997         MARCH 31, 1998
                         ---------------- ----------------- ----------------- -----------------
                                                                                (UNAUDITED)
                                 WEIGHTED          WEIGHTED          WEIGHTED          WEIGHTED
                                 AVERAGE           AVERAGE           AVERAGE           AVERAGE
                                 EXERCISE          EXERCISE          EXERCISE          EXERCISE
                         OPTIONS  PRICE   OPTIONS   PRICE   OPTIONS   PRICE   OPTIONS   PRICE
                         ------- -------- -------  -------- -------  -------- -------  --------
Outstanding--beginning
 of the period ......... 126,352  $2.11   126,352   $2.11   453,652   $2.12   491,652   $2.49
Granted.................     --     --    406,270    2.12    53,000    5.51    98,850    7.50
Exercised...............     --     --        --      --    (15,000)   2.11   (56,785)   2.11
Terminated/cancelled....     --     --    (78,970)   2.11       --      --     (4,800)   2.11
                         -------  -----   -------   -----   -------   -----   -------   -----
Outstanding--end of the
 period ................ 126,352  $2.11   453,652   $2.12   491,652   $2.49   528,917   $3.47
                         =======  =====   =======   =====   =======   =====   =======   =====
Exercisable at end of
 the period............. 126,352  $2.11    47,382   $2.11   119,236   $2.12   149,205   $2.12
                         =======  =====   =======   =====   =======   =====   =======   =====
Weighted average fair
 value of options
 granted during the
 period.................                    $1.08             $2.88             $3.84

  The options outstanding at June 30, 1997, have been segregated into three ranges for additional disclosure as follows:

                                 OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                          ---------------------------------- ------------------------
                                         WEIGHTED              OPTIONS
                             OPTIONS      AVERAGE   WEIGHTED  CURRENTLY  WEIGHTED
                           OUTSTANDING   REMAINING  AVERAGE  EXERCISABLE AVERAGE
                               AT       CONTRACTUAL EXERCISE AT JUNE 30, EXERCISE
RANGE OF EXERCISE PRICES  JUNE 30, 1997    LIFE      PRICE      1997      PRICE
------------------------  ------------- ----------- -------- ----------- --------
$2.11...................     435,152        7.4      $2.11     118,536    $2.11
$2.935-$3.125...........       6,500        9.1       3.01         700     3.01
$5.75...................      50,000       10.0       5.75         --       --

  The Company has elected to follow Accounting Principles Board Option No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, Accounting for Stock-Based Compensation, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because of the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options

                 BONE CARE INTERNATIONAL, INC. AND SUBSIDIARY granted subsequent to June 30, 1995, under the fair market value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1997, risk free interest rate of 5.5% for 1996 and 6.0% for 1997, volatility factors of the expected market price of the Company's common stock of 0.60, no expected dividends, and a weighted-average expected life of the option of four years from the grant date.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair market value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair market value of its employee stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                         1996         1997
                                                      -----------  -----------
      Pro forma net loss............................. $(1,291,830) $(2,889,880)
      Pro forma net loss per share...................       (0.26)       (0.33)

  Since SFAS No. 123 is applicable only to options granted subsequent to June 30, 1995, its pro forma effect will not be reflective until 2000.

  The Company has a longevity stock award program whereby 50 shares of common stock are issued to employees with five years of service, and 100 shares are issued for ten years of service. The Company issued 150 shares under this program in the nine months ended March 31, 1998.

3. INCOME TAXES

  As of March 31, 1998, the Company had federal and state net operating loss and R&D tax credit carryforwards expiring as follows:

                                               FEDERAL              STATE
                                         ------------------- -------------------
                                                      R&D                 R&D
                                            NOL      CREDIT     NOL      CREDIT
                                         ---------- -------- ---------- --------
      2009.............................. $      --  $    --  $  388,000 $ 24,000
      2010..............................        --       --     596,000   24,000
      2011..............................        --       --   1,146,000   16,000
      2012..............................    322,000      --   2,667,000   18,000
      2013..............................  2,667,000  169,000  3,255,000   19,000
      2014..............................  3,255,000  198,000        --       --
                                         ---------- -------- ---------- --------
          Total......................... $6,244,000 $367,000 $8,052,000 $101,000
                                         ========== ======== ========== ========

  Deferred tax assets at June 30, 1996, 1997 and March 31, 1998 were as follows:

                                                  JUNE 30,
                                            ----------------------   MARCH 31,
                                              1996        1997         1998
                                            ---------  -----------  -----------
                                                                    (UNAUDITED)
Federal net operating loss carryforward.... $ 110,000  $ 1,016,000  $2,123,000
Federal R&D tax credit carryforward........       --       169,000     367,000
State net operating loss carryforward......   168,000      377,000     636,000
State R&D tax credit carryforward..........       --        82,000     101,000
Valuation allowance........................  (278,000)  (1,644,000) (3,227,000)
                                            ---------  -----------  ----------
    Total.................................. $     --   $       --   $      --
                                            =========  ===========  ==========

                 BONE CARE INTERNATIONAL, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)


  Realization of deferred tax assets is dependent upon generating sufficient taxable income prior to the expiration of the related carryforward period. Management believes there is a risk that such carryforwards may expire unused, and accordingly, has established a valuation allowance against them.

4. RELATED-PARTY TRANSACTIONS

  The Company entered into a Transition Agreement with Lunar pursuant to which certain employees of Lunar will perform administrative services for the Company. Such services include legal, treasury, accounting, insurance and employee benefit administration. As compensation the Company paid Lunar a monthly fee of $7,000 plus certain expenses for services through June 30, 1997. The monthly fee was reduced to $5,000 per month effective July 1, 1997. Lunar leases approximately 3,000 square feet of office space to the Company for $2,000 per month under the Transition Agreement. The Transition Agreement expires in May 1999; however, the Company may terminate the agreement by giving Lunar 90 days advance written notice. Prior to the distribution, the Company paid $5,000 per month to Lunar for rent and the aforementioned administrative services. The total payments for those expenses were $60,000, $66,968, and $135,000 during the years ended June 30, 1995, 1996, and 1997, respectively and $63,700 for the nine months ended March 31, 1998.

  During the years ended June 30, 1995 and 1996, the Company paid $9,344 and $13,495, respectively, for interest on intercompany advances from Lunar.

5. SHAREHOLDERS' EQUITY

  On April 15, 1996, the Board of Directors of the Company adopted Amended and Restated Articles of Incorporation of the Company which, among other things, increased the authorized capital of the Company to 30,000,000 shares consisting of 28,000,000 shares of common stock and 2,000,000 shares of preferred stock issuable in series. The Board of Directors of the Company also declared a 789.7 for 1 stock split payable in the form of a stock dividend. The accompanying financial statements give retroactive effect to these changes.

6. NON-CASH TRANSACTIONS

  In October 1995, Lunar contributed its ownership of Continental Assays Corporation and certain assets with a book value of $175,867 for 3,397,348 shares of the Company's common stock. In October 1995, Lunar also exchanged $634,683 of loans receivable from the Company for 214,802 shares of common stock of the Company.

7. PROFIT-SHARING PLAN

  The Company has established a 401(k) profit-sharing plan covering substantially all employees. Employer contributions to the plan are at the discretion of the Board of Directors. The Company's policy is to fund profit-sharing plan contributions as they accrue. Profit-sharing expense amounted to $7,779, $6,699, and $6,215 for the years ended June 30, 1995, 1996 and 1997, respectively and $6,481 for the nine months ended March 31, 1998.

8. SHAREHOLDERS RIGHTS PLAN AND PREFERRED STOCK

  In 1996, the Company adopted a Shareholders Rights Plan. Under this plan, each share of common stock has associated with it one preferred share purchase right (a Right). Under certain circumstances, each Right would entitle the holders thereof to purchase from the Company 1/200th of one share of Series A Junior Participating Preferred Stock for the price of $12.50 per 1/200th of one share. The Rights do not have voting or dividend rights, and until they become exercisable, have no dilutive effect on the per-share earnings of the Company. The Rights are not presently exercisable and are transferable only with the related shares of common stock. The Company's Board of Directors has designated 140,000 shares of the Preferred Stock as Series A Junior Participating Preferred Stock in connection with the Rights.

         [A FLOW CHART DEPICTING THE METABOLIC PROCESS INVOLVED IN

     SECONDARY HYPERPARATHYROIDISM ASSOCIATED WITH RENAL DYSFUNCTION]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates, or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that information contained herein is correct as of any time subsequent to the date hereof.

                             ---------------------

                               TABLE OF CONTENTS

                             ---------------------

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Special Note Regarding Forward-Looking Statements.........................   15
Use of Proceeds...........................................................   16
Price Range of Common Stock...............................................   17
Dividend Policy...........................................................   17
Capitalization............................................................   18
Dilution..................................................................   19
Selected Consolidated Financial Data......................................   20
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   21
Business..................................................................   24
Management................................................................   41
Certain Transactions......................................................   46
Principal Shareholders....................................................   47
Description of Capital Stock..............................................   49
Shares Eligible for Future Sale...........................................   54
Plan of Distribution......................................................   55
Legal Matters.............................................................   55
Experts...................................................................   55
Available Information.....................................................   56
Index to Financial Statements.............................................  F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             1,000,000 SHARES

                                  [BCI LOGO]

                         BONE CARE INTERNATIONAL, INC.

                                 COMMON STOCK

                               -----------------

                                  PROSPECTUS

                               -----------------

                              July   , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The estimated expenses payable by the Company in connection with the sale of the Common Stock offered hereby are as follows:

                                                                        AMOUNT
                                                                       --------
      SEC registration fee............................................ $  8,969
      NASD filing fee.................................................    3,540
      Printing and engraving expenses.................................   90,000
      Legal fees and expenses.........................................  125,000
      Accounting fees and expenses....................................   45,000
      The Nasdaq Stock Market listing fee.............................   58,000
      Miscellaneous...................................................   19,491
                                                                       --------
          Total....................................................... $350,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Under the Company's By-Laws, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless it is determined the director or officer breached or failed to perform his duties to the Company and such breach or failure constituted: (i) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest, (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (iii) a transaction from which the director or officer derived an improper personal profit, or (iv) willful misconduct. The Company's By-Laws provide that the Company may purchase and maintain insurance on behalf of an individual who is a director or officer of the Company against liability asserted against or incurred by such individual in his or her capacity as a director or officer regardless of whether the Company is required or authorized to indemnify or allow expenses to the individual against the same liability under the By-Laws.

  The Wisconsin Business Corporation Law (the "WBCL") contains provisions for mandatory indemnification of directors and officers against certain liabilities and expenses that are similar to those contained in the Company's By-Laws. Under Section 180.0828 of the WBCL, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as such directors, except in circumstances paralleling those in clauses (i) through (iv) in the preceding paragraph. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. As a result of such provisions, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct. Reference is made to the Company's Charter and By-Laws filed as Exhibits 3.1 and 3.2 hereto, respectively.

  The Company has purchased directors and officers liability insurance, which would provide coverage against certain liabilities including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the Securities Act:

    1. In October 1995, in exchange for 3,612,150 shares of Company Common Stock, Lunar contributed to the Company its Vitamin D discovery program and all outstanding capital stock of Continental Assays Corporation and canceled outstanding loans from the Company in the amount of $634,683.

    2. In April 1996, in exchange for 3,397,348 shares of Company Common Stock, Lunar contributed $10,000,000 to the Company.

    3. In February 1997, the Company issued 15,000 shares of Common Stock to a director and an employee of the Company upon exercise of options to purchase such shares at an exercise price of $2.11 per share in reliance upon Rule 701 under the Securities Act.

  No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder and Rule 701 under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS:

      EXHIBIT
      NUMBER   DOCUMENT DESCRIPTION
      -------  --------------------
      3.1(a)   Restated Articles of Incorporation of Registrant (1) (Ex-
               hibit 3.1, Amendment No. 3 to Form 10/A)
      3.1(b)*  Articles of Amendment of Registrant
      3.2      By-Laws of Registrant (2) (Exhibit 3.2)
      4.1      Shareholders Rights Agreement between Bone Care and
               Norwest Bank Minnesota, N.A. (1) (Exhibit 4.1, Amendment
               No. 3 to Form 10/A)
      5.1      Opinion of Michael, Best & Friedrich
     10.1      Distribution Agreement between Bone Care and Lunar Corpo-
               ration (1) (Exhibit 10.1, Amendment No. 3 to Form 10/A)
     10.2      Tax Disaffiliation Agreement between Bone Care and Lunar
               Corporation (1) (Exhibit 10.2, Amendment No. 3 to Form
               10/A)
     10.3      Transition Agreement between Bone Care and Lunar Corpora-
               tion (1) (Exhibit 10.3, Amendment No. 3 to Form 10/A)
     10.4      Incentive Stock Option Plan (1) (Exhibit 10.4)
     10.5*     1996 Stock Option Plan
     10.6      Amended and Restated License Agreement, effective as of
               June 8, 1998, by and between Bone Care and Draxis Health
               Inc.
     10.7*     Form of Stock Option Agreement

      EXHIBIT
      NUMBER   DOCUMENT DESCRIPTION
      -------  --------------------
     10.8*     Agreement, effective as of May 1, 1987, by and between the
               Wisconsin Alumni Research Foundation and Bone Care (Confi-
               dential material appearing in this document has been omit-
               ted and filed separately with the Securities and Exchange
               Commission in accordance with the Securities Act of 1933,
               as amended, and 17 C.F.R. 230.406 and 200.80 promulgated
               thereunder. Omitted information has been replaced with as-
               terisks.)
     23.1      Consent of KPMG Peat Marwick LLP
     23.2      The consent of Michael, Best & Friedrich is contained in
               its opinion filed as Exhibit 5.1 to this Registration
               Statement
     24.1      Powers of Attorney (included on signature page)

--------

*Previously filed.
(1) Incorporated by reference to exhibits filed with Registrant's Form 10 Registration Statement (Registration Number 0-27854) filed under the Securities Exchange Act of 1934. Parenthetical references to exhibit numbers are to the exhibit numbers in the Form 10 or, if applicable, the Amendment to the Form 10.
(2) Incorporated by reference to the exhibits filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996 (File No. 0-27854). Parenthetical references to exhibit numbers are to the exhibit numbers in the Form 10-Q.

  (b) FINANCIAL STATEMENT SCHEDULES: All schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that: (1) for purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN MADISON, WISCONSIN ON JUNE 30, 1998.

                                          Bone Care International, Inc.

                                                   /s/ Charles W. Bishop
                                          By: _________________________________
                                                 Charles W. Bishop, Ph.D.
                                               President and Chief Executive
                                                          Officer

                       POWER OF ATTORNEY AND SIGNATURES

  WE, THE UNDERSIGNED OFFICERS AND DIRECTORS OF BONE CARE INTERNATIONAL, INC., HEREBY SEVERALLY CONSTITUTE AND APPOINT CHARLES W. BISHOP AND DALE W. GUTMAN, AND EACH OF THEM SINGLY, OUR TRUE AND LAWFUL ATTORNEYS, WITH FULL POWER TO THEM AND EACH OF THEM SINGLY, TO SIGN FOR US IN OUR NAMES IN THE CAPACITIES INDICATED BELOW, ALL PRE-EFFECTIVE AND POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, INCLUDING ANY FILINGS PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND GENERALLY TO DO ALL THINGS IN OUR NAMES AND ON OUR BEHALF IN SUCH CAPACITIES TO ENABLE BONE CARE INTERNATIONAL, INC. TO COMPLY WITH THE PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND ALL REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT AMENDMENT HAS BEEN SIGNED ON JUNE 30, 1998 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.

                   NAME                                        TITLE
                   ----                                        -----


           /s/ Charles W. Bishop            President, Chief Executive Officer and
___________________________________________   Director (Principal Executive Officer)
         Charles W. Bishop, Ph.D.

            /s/ Dale W. Gutman              Vice President of Finance (Principal
___________________________________________   Financial and Accounting Officer)
              Dale W. Gutman

           /s/ Richard B. Mazess            Chairman of the Board
___________________________________________
         Richard B. Mazess, Ph.D.

             /s/ Martin Barkin              Director
___________________________________________
            Martin Barkin, M.D.

              /s/ John Kapoor               Director
___________________________________________
            John Kapoor, Ph.D.

           /s/ Robert A. Beckman            Director
___________________________________________
             Robert A. Beckman
